Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 1st day of May, 1996, by and among ACE NOVELTY ACQUISITION CO., INC., a Texas corporation ("Buyer"), PLAY BY PLAY TOYS & NOVELTIES, INC., a Texas corporation and the parent corporation of Buyer ("PBYP"), ACE NOVELTY CO., INC., a Washington corporation ("ACE"), SPECIALTY MANUFACTURING LTD., a British Columbia, Canada corporation ("Specialty"), ACME ACQUISITION CORP., a Washington corporation ("ACME"), and BENJAMIN H. MAYERS and LOIS E. MAYERS, husband and wife, RONALD S. MAYERS, a married individual, KAREN GAMORAN, a married individual, and BETH WEISFIELD, a married individual, who are owners of all of the issued and outstanding capital stock of ACE (collectively "Stockholders"). ACE, ACME and Specialty are collectively referred to herein as "Sellers."

                              W I T N E S E T H:

      WHEREAS, ACE is engaged in the business of supplying stuffed toys and novelty products to the amusement industry ("Business"), and has its principal offices at 13434 N.E. 16th Street, Bellevue, Washington 98005;

      WHEREAS, Specialty and ACME are each wholly owned subsidiaries of ACE;

      WHEREAS, Sellers own and/or lease, as the case may be, all of the tangible and intangible assets, including, INTER ALIA, all of the accounts receivable, inventories, lands and buildings, machinery and equipment, fixtures and other operating assets used in the business of Sellers;

      WHEREAS, Buyer desires to acquire substantially all of the tangible and intangible assets of Sellers and to assume only those certain debts, liabilities and obligations of Sellers as specified herein, all in accordance with the terms and conditions hereof; and

      WHEREAS, Sellers desire to sell substantially all of their tangible and intangible assets and to transfer only those certain debts, liabilities and obligations of Sellers as specified herein, all in accordance with the terms and conditions hereof.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I.

                          PURCHASE AND SALE OF ASSETS

      1.01 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions of this Agreement, Sellers shall transfer, sell, convey, assign and deliver to Buyer and Buyer shall purchase, accept, assume and acquire on the date referred to in Section 3.01 hereof, all of Sellers' right, title and interest in and to the following businesses and assets of Sellers (other than any Excluded Assets, as hereinafter defined) free and clear of all liens and encumbrances except as specifically provided in this Agreement:

      A) (i) The leasehold interests, in and to the parcels of real estate, improvements, buildings and fixtures comprising the offices, distribution centers, warehouses and manufacturing facilities of Sellers in Burnaby, B.C., Canada; Mississauga, Ontario, Canada; San Antonio, Texas; Del Rio, Texas; and Los Angeles, California; and a newly created leasehold interest (pursuant to the Sublease under Section 7.35) with respect to a portion of the facilities of Sellers in Bellevue, Washington, as described in Schedule 1.01(A) hereto, together with all rights and appurtenances thereto; (ii) Benjamin Mayers' and Lois Mayers' ownership in the parcels of real estate, improvements, buildings and fixtures comprising the offices, distribution centers, warehouses and manufacturing facilities of Sellers in Chicago, Illinois, the legal descriptions for which are set forth in Schedule 1.01(A), subject only to the title exceptions referred to in said Schedule 1.01(A); and (iii) fifty-one percent (51%) of Stockholders' ownership interest in and to the parcels of real estate, improvements, buildings and fixtures comprising the offices, distribution centers, warehouses and manufacturing facilities of Sellers located at 1855 Industrial Street, Los Angeles, California 90021, the legal descriptions for which are set forth in Schedule 1.01(A), together with all rights and appurtenances thereto, subject only to the title exceptions referred to in Schedule 1.01(A) (singularly an "ACE Facility" and collectively the "ACE Facilities");

      B) The machinery, equipment, office equipment, vehicles, furniture, computers, software, fixtures, tools, prototypes, samples and other personal property, whether located at the ACE Facilities or otherwise (including all such properties and assets that have been fully depreciated or expended), whether or not any of the foregoing are or were recorded as assets of Sellers on the books of Sellers, including, without limitation, those listed or described in Schedule 1.01(B) hereto, it being understood that only a fifty-one percent (51%) interest in the fixtures in the Los Angeles real estate are being sold to Buyer;

      C) All inventories of raw materials, work in process, finished goods, supplies, and shipping and packaging materials, as of the Closing Date (as hereinafter defined, whether located in or about the ACE Facilities or otherwise, provided that title has not passed to a customer of Sellers, other than those listed or described in
            Schedule 1.01(C);

      D) All accounts and notes receivable, barter credits, the note receivable due from Sellers' Chicago Vice President of Sales, and additional receivables due from employees of Sellers who become employees of Buyer (provided that such additional receivables due from employees shall not exceed Fifty Thousand Dollars ($50,000.00) in the case of employees who are not officers of Sellers), as of the Closing Date arising out of the business of Sellers, other than the accounts and notes receivable described in Section 1.02(E) below, including all trade accounts receivable, notes receivable and barter credits arising from services rendered or goods shipped prior to Closing (as hereinafter defined), even if the related invoices have not yet been issued, and all claims of Sellers against third parties relating to the Purchased Assets (as hereinafter defined) or Assumed Liabilities (as hereinafter defined) arising out of the business of Sellers, as of the Closing Date, other than any Excluded Assets;

      E) All trademarks, service marks, trade names and applications relating thereto, including the corporate names "ACE NOVELTY CO., INC.," "SPECIALTY MANUFACTURING LTD." (but not the name Specialty Manufacturing, Inc., which ACE previously sold to Laser Friendly, Inc. pursuant to the sale of ACE's pull tab division) and "ACME ACQUISITION CORP." (which names Sellers shall cease to use after the Closing Date and change to names which are in no way similar to "ACE NOVELTY CO., INC.," "SPECIALTY MANUFACTURING LTD." or "ACME ACQUISITION CORP." within two (2) business days after the Closing Date; provided, however, for a period of two (2) years following the Closing Date, Sellers may refer to their former corporate name (ACE) to the extent reasonably required in conducting their affairs); the trade name "ACME PREMIUM SUPPLY CORP.," common law and registered copyright applications, patents, patent applications, discoveries, improvements and all other licenses, processes, formulae, trade secrets, customer lists, mailing lists, blueprints, specifications, equipment plans, drawings, sketches, storyboards, models, engineering drawings, know-how, marketing and production information and inventions, whether patentable or unpatentable, owned or held by Sellers, as well as all of Sellers' books and records relating to the foregoing and to the business, assets and properties of Sellers whether the same are in the possession of Sellers or others;

      F) The leases of personal property as listed and described in Schedule 1.01(F) hereto;

      G) All agreements or contracts with licensors (including, specifically, Sellers' files related to such licenses and files relating to expired licenses, whether the same are in the possession of Sellers or others), suppliers, customers, sales representatives, distributors and other third parties relating to the business of Sellers, including, without limitation, all open purchase orders to vendors and suppliers or from customers of Sellers and including all of those agreements and contracts and bids and quotations set forth in Schedule 1.01(G) hereto, to the extent such agreements and contracts are assignable by Sellers;

      H) All items carried as prepaid expenses (other than prepaid insurance) and deferred charges of Sellers, deposits with suppliers, travel advances and all other deposits and advances made in connection with Sellers' operations;

      I) All governmental approvals, authorizations, consents, licenses, orders, franchises and other permits of all governmental agencies, whether foreign, federal, state or local, owned, held or utilized by Sellers in connection with their business and operations set forth in Schedule 1.01(I) to the extent, if any, they are assignable by Sellers;

      J) All assets included in the Financial Statements (as hereinafter defined) and similar assets of Sellers acquired in the ordinary course of business from and after the dates of said Financial Statements that are owned by Sellers as of the Closing Date, other than any Excluded Assets;

      K) The exclusive right of Buyer to represent itself as carrying on the business of Sellers in continuation thereof, except as contemplated by the Puyallup Agreement described in Section 7.16 and the matter described in Section 4.11; and

      L) All other property, assets and rights of Sellers directly or indirectly relating to the conduct of the business of Sellers, whether tangible or intangible, owned or held by Sellers, to the extent they are assignable by Sellers, including, without limitation, the full benefit of all third-party representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by Sellers for the purchase or other acquisition of any part of the Purchased Assets, except to the extent such property, assets and rights relate to an Excluded Asset.

      The assets, properties and rights which are described in Sections 1.01(A) through 1.01(L) above, which are to be transferred, sold, conveyed and assigned by Sellers to Buyer hereunder, are collectively referred to as the "Purchased Assets."

      1.02 EXCLUDED ASSETS. Anything contained in Section 1.01 hereof or in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets the following:

      A)    The corporate minute books and stock records of Sellers;

      B) Books and records (tax, business and accounting) relating to ACE's "Puyallup Division" described in Section 1.02(G), to the extent the same do not evidence the Purchased Assets or the Assumed Liabilities or business relationships or agreements with a utility, vendee, customer, trade creditor, trade debtor, vendor or supplier which Buyer can reasonably be expected to have a business dealing with following the Closing Date;

      C)    The shares of capital stock of Sellers and their subsidiaries;

      D) All assets held in trust or otherwise in connection with any profit sharing or retirement plan maintained and established by Sellers or otherwise held by Sellers in any similar fiduciary capacity together with all business records related thereto;

      E) All accounts receivable and notes receivable owed to Sellers by (i) any officer, director or employee of Sellers, who does not become an employee of Buyer as of the Closing Date and, in the case of accounts receivable and notes receivable owed by employees who are not officers of Sellers and who do become employees of Buyer as of the Closing Date, the amount by which the same shall exceed Fifty Thousand Dollars ($50,000.00) as of the Closing Date, and (ii) those individuals or entities listed in Schedule 1.02(E), and all security and records relating to the foregoing;

      F)    Prepaid insurance;

      G) All fixed assets related to ACE's "Puyallup Division," which serves as the food and souvenir concessionaire for the Western Washington Fair held in Puyallup, Washington, such assets being listed in
            Schedule 1.02(G) hereto, and all contracts, agreements, licenses, permits and governmental authorizations related to ACE's Puyallup Division; provided, however, that up to Three Hundred Seventy-Five Thousand Dollars ($375,000.00) of the book value of such assets shall be included in the aggregate book value of the assets included in the Purchased Assets for purposes of calculating the Purchase Price for the Purchased Assets;

      H) Those additional "personal" assets listed in Schedule 1.02(H) hereto; provided, however, the book value of such assets shall be included in the aggregate book value of the assets included in the Purchased Assets for purposes of calculating the Purchase Price for the Purchased Assets;

      I) All accounts receivable, notes receivable, equipment, inventory, contracts, licenses, permits, authorizations, records and all other assets of any nature whatsoever of Sellers related to ACE's former pull tab division known as Specialty Manufacturing, including the corporate name and trade name "Specialty Manufacturing, Inc.";

      J) All federal, state and foreign income tax refunds due Sellers and deferred tax assets;

      K)    The Agreement for Sale of Ace Novelty International, Limited;

      L) The PMS Distribution Agreement; provided, however, the parties have made special provisions related thereto in Section 4.11;

      M) The amount of inventory which is subject to certain litigation matters described in Schedule 5.21 and involving claims of infringement with respect to Fable Toy "Gonzo," Dr. Seuss, "Cat in the Hat," and Conversation Concepts, "Finger Puppets" ("collectively, "Special Inventory") to the extent the value of the Special Inventory exceeds Fifty-Three Thousand Dollars ($53,000.00), as further described in Section 4.12 hereof; and

      N)    The other assets listed in Schedule 1.02(N).

      The assets, properties and rights which are described in Sections 1.02(A) through 1.02(N) above which are not to be transferred, conveyed or assigned by Sellers to Buyer are hereinafter collectively referred to as the "Excluded Assets."

      1.03 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Sellers shall deliver, and shall cause Sellers' Affiliates (as hereinafter defined) to deliver, to Buyer such warranty deeds, leases, bills of sale and other good and sufficient instruments of assignment, conveyance and transfer as shall be effective to vest in Buyer ownership of the Purchased Assets being transferred, conveyed and assigned hereunder. Simultaneously therewith, Sellers shall take, and shall cause Sellers' Affiliates to take, all reasonable steps as may be required to put Buyer in possession and operating control of all the Purchased Assets.

      1.04 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, license, commitment, sales order, purchase order or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Sellers thereunder. Sellers shall obtain the third-party consents required, if any, to assign to Buyer the contracts and agreements set forth in
Schedule 1.04. Sellers shall use their reasonable best efforts to obtain any third-party consents necessary to assign any other contracts or agreements to Buyer, but Sellers shall not be obligated to obtain such consents. Buyer shall assume all of Sellers' obligations under all contracts, licenses and agreements for which such third-party consents are obtained.

      If any third party consent necessary to assign any license of Sellers to Buyer is not obtained within ninety (90) days following the Closing Date, then Sellers shall retain the license and all rights and obligations thereunder including without limitation any royalty guaranties to the licensor. Buyer shall pay a fee to Sellers in an amount equal to the royalty amount payable by Sellers to the licensor with respect to the sale of the merchandise by Sellers to Buyer. Such fee shall be calculated based on the purchase price paid by Buyer to Sellers for such merchandise. If the licensor enjoins Buyer's resale of such merchandise (including, without limitation, Saban Power Rangers) after reasonable best efforts by Buyer and PBYP to defend against such injunction (at Sellers' and Stockholders' cost provided they are allowed to designate counsel and control the defense of the claim), then Buyer shall have the right to require Sellers to purchase Buyer's remaining inventory of such merchandise then on hand, at a price equal to the price originally paid by Buyer to Sellers for the remaining inventory of such merchandise. In that event, notwithstanding any other provisions of this Agreement. Sellers shall be free to resell or otherwise dispose of such merchandise in any manner whatsoever so long as the value of the merchandise is less than $50,000 or if the value of such merchandise exceeds $50,000 in any manner mutually agreed to by Sellers and Buyer.

      1.05 ACCESS BY SELLERS AND STOCKHOLDERS. Buyer and PBYP shall, for a period of three (3) years after the Closing or such longer period that such records are required to be maintained by law or as may be required for the purpose of defending a claim against Sellers or Stockholders or for tax purposes, give to Sellers and Stockholders and their authorized representatives such access, during normal business hours, to the books and records being transferred, conveyed and assigned to Buyer hereunder as may be reasonably required by Sellers and Stockholders. Sellers and Stockholders shall be entitled, at their own expense, to make extracts and copies of all such books and records. Anything contained herein to the contrary notwithstanding, neither Buyer nor PBYP shall be obligated to give Sellers and Stockholders or any such authorized representatives access to any proprietary information relating to any period subsequent to the Closing or developed by Buyer or PBYP at their expense or for their benefit, including, without limitation, tax returns for such subsequent periods, any appraisal of the Purchased Assets and/or any information or material developed by or for Buyer or PBYP prior to or after the Closing. Buyer and PBYP agree that they will not, during such three (3) year period or such longer period that such records are required to be maintained by law or as may be required for the purpose of defending a claim against Sellers or Stockholders or for tax purposes, destroy or cause to be destroyed any books or records without first advising Sellers and Stockholders and giving Sellers and Stockholders reasonable opportunity to obtain copies prior to such destruction of those materials to which Sellers and Stockholders are entitled pursuant to this Section 1.05 at Sellers' and/or Stockholders' cost and expense.

      1.06 INSTRUMENTS GIVING CERTAIN ADDITIONAL POWERS AND RIGHTS; FURTHER ASSURANCES. At the Closing, Sellers shall constitute and appoint Buyer, its successors and assigns, the true and lawful attorneys of Sellers with full power of substitution, in the name of Buyer or the name of Sellers, on behalf of and for the benefit of Buyer, to collect all accounts receivable included with the Purchased Assets and other items being transferred, conveyed and assigned to Buyer as provided herein, to endorse, without recourse, checks, notes and other instruments included with the Purchased Assets in the name of Sellers for the purpose of collection, to institute and prosecute, in the name of Sellers or otherwise, all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets being transferred, conveyed and assigned as provided herein and, subject to ARTICLE VIII, to defend and compromise any and all actions, suits or proceedings in respect of any of such Purchased Assets and Assumed Liabilities and to do all such acts and things in relation thereto as Buyer may deem advisable. Sellers acknowledge and agree that the foregoing powers are coupled with an interest and shall be irrevocable. Sellers further agree that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Sellers shall pay to Buyer, if and when received, any amounts which shall be received by Sellers after the Closing in respect of the Purchased Assets to be transferred, conveyed and assigned to Buyer as provided herein; and Buyer shall pay to Sellers, if and when received, any amounts which shall be received by Buyer after the Closing in respect of the Excluded Assets that are retained by Sellers or Stockholders as provided herein. Sellers further agree that, at any reasonable time and from time to time after the Closing, Sellers shall, upon the request of Buyer, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the conveyance of or reducing to possession by Buyer, the Purchased Assets, or to vest in Buyer good, indefeasible and marketable title to the Purchased Assets, subject to the Permitted Exceptions (as hereinafter defined). Buyer and Sellers shall each pay fifty percent (50%) of all costs and expenses associated with the immediately preceding sentence.

                                  ARTICLE II.

                           ASSUMPTION OF LIABILITIES

      2.01 ASSUMED LIABILITIES. Simultaneously with the transfer, conveyance and assignment to Buyer of the Purchased Assets, Buyer shall assume and agree to pay and perform only the debts, liabilities and obligations of Sellers (i) specifically described in Schedule 2.01 attached hereto which shall be updated to include all liabilities on the Final Balance Sheet (as hereinafter defined) and shall become the final Schedule 2.01 referred to herein and (ii) as otherwise specifically provided for in this Agreement. The liabilities and obligations of Sellers described in this Section 2.01 which are being assumed by Buyer are hereinafter collectively referred to as the "Assumed Liabilities."

      2.02 EXCLUDED LIABILITIES. Buyer shall not be obligated with respect to any Assumed Liability except to the extent that it constitutes a valid and legally enforceable claim against Sellers. Except for the Assumed Liabilities specifically assumed by Buyer as aforesaid and as otherwise specifically provided for in this Agreement, Buyer is not assuming any other debts, liabilities or obligations of Sellers or Stockholders, including, without limitation, the following:

      A) All trade, vendor and other accounts payable and accrued expenses in excess of amounts set forth in Schedule 2.01;

      B) All debts, liabilities and obligations of Sellers payable to the lenders and other third parties listed in Schedule 2.02(B), other than those specifically included as Assumed Liabilities;

      C) All liabilities and obligations of Sellers for foreign, federal, state and local taxes in excess of amounts thereof reflected in
            Schedule 2.01, including, without limitation, interest and penalties relating thereto, relating to the operation of the business of Sellers prior to the Closing or related to the transfer, conveyance and assignment of the Purchased Assets contemplated by this Agreement, including, without limitation, sales, use, property, franchise, gross receipts, excise and income taxes, except to the extent otherwise provided for in this Agreement; provided, however, Buyer shall be responsible for all state sales taxes and other state transfer-related taxes (other than state or federal income taxes) related to the transfer, conveyance and assignment of the personal property constituting part of the Purchased Assets; D) Liabilities and obligations to Sellers' customers with respect to shortages and defects in goods delivered to customers or in transit to customers prior to the Closing seeking return, replacement and/or repair of products pursuant either to product warranties extended by Sellers prior to the Closing or product warranties or obligations implied or provided by law in excess of $25,000 in the aggregate;

      E) All liabilities and obligations of Sellers and/or Stockholders under this Agreement or arising out of the transactions contemplated hereby, except as otherwise provided for in this Agreement or any Exhibit or Schedule hereto;

      F) All liabilities and obligations (other than the Assumed Liabilities), including damages, fines and penalties, with respect to pending or threatened litigation, suits, claims, demands or governmental proceedings to the extent they relate to occurrences prior to the Closing Date in excess of amounts thereof reflected in
            Schedule 2.01;

      G) Any obligation or liability imposed by law or arising out of or resulting from Sellers' noncompliance with any federal, state, local or foreign law, regulation, order or administrative or judicial determination, including, without limitation, those relating to the environment, employment practices or the health and safety standards applicable to employees of Sellers, which arise out of or relate to an occurrence, condition, fact or circumstance existing prior to the Closing Date (other than the Assumed Liabilities);

      H) All claims, demands, liabilities or obligations of any nature whatsoever which arise out of or which are based on events occurring or conditions existing on or before the Closing Date which relate to products sold or services performed by Sellers on or before the Closing Date whether founded upon negligence, breach of warranty, strict liability in tort and/or other legal theory, seeking compensation or recovery for or relating to injury to persons or damage to property, notwithstanding that the date on which the injury, claim, demand, liability or obligation was or is either before or after the Closing Date, except to the extent such claim, demand, liability or obligation is covered by insurance;

      I) Except to the extent provided for in Section 4.06, all claims, demands, obligations or liabilities, including the cost and expense of defense or whether arising out of, based upon or related to workers' compensation or employer's liability claims, negligence, strict liability in tort and/or other legal theory seeking compensation and/or recovery and arising out of injuries and occupational diseases identifiably sustained by employees of Sellers on or before the Closing Date;

      J) All liabilities and obligations arising from the breach or default of Sellers, prior to the Closing Date, of any lease, contract, engagement or commitment, including, without limitation, those referred to in Sections 1.01(F) or 1.01(G), except to the extent included in Schedule 2.01;

      K) All liabilities and obligations of Sellers and Stockholders in connection with the conduct of any business of Sellers and Stockholders (other than the Assumed Liabilities) or in connection with the conduct of any business by Sellers or Stockholders subsequent to the Closing Date, including the business presently being conducted by ACE's "Puyallup Division";

      L) Except to the extent provided in Section 4.06, liabilities for compensation (including salaries, wages and benefits) and claims for severance and for payments in lieu of notice of termination made by employees of Sellers who are not employed by Buyer as of the Closing Date, including, without limitation, terminated employees of ACE's former gaming division, or by reason of Sellers' failure to comply with the Worker Adjustment and Retraining Notification Act ("WARN") with respect to employees of ACE's former gaming division;

      M) All liabilities, debts and obligations relating to any employee profit sharing plans and savings and stock ownership plans and pension or retirement plans, health, and other employee plans, including, without limitation, Sellers' Defined Benefit Pension Plan and 401(k) Plan, and except as otherwise provided in Section 4.06;

      N) All liabilities and obligations of Sellers and Stockholders in connection with the PMS Distribution Agreement, other than as set forth in Section 4.11;

      O) All liabilities and obligations of Sellers and Stockholders in connection with the acquisition of Acme Premium Supply Corp. (other than the Assumed Liabilities), including without limitation, the Forbearance Agreement and the Commission and Sales Agreement executed in connection therewith); and

      P) Any agreement, understanding or commitment between or among Sellers and any Stockholder or any Affiliate of Sellers that relates to any aspect of the business of Sellers, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for lease, management, rental or purchase of real or personal property (other than the real property leases described in Section 7.35) to or from, or (iii) otherwise requiring payments to any such person, any member of the family of any such person or any corporation, partnership, limited liability company, limited liability partnership, trust or other entity in which any such person has an interest or is an officer, director, member, trustee, partner or consultant to, including, without limitation, all accounts payable and notes payable owed by Sellers to any of the persons or entities listed in Schedule 1.02(E), which are presently estimated to be approximately One Million Seven Hundred Thirteen Thousand Three Hundred Nine Dollars ($1,713,309.00) as of March 31, 1996. The debts, liabilities and obligations of Sellers referred to in Sections 2.02(A) through 2.02(P) which are not being assumed by Buyer as aforesaid are hereinafter collectively referred to as the "Excluded Liabilities."

                                 ARTICLE III.

                                 CLOSING DATE

      3.01 CLOSING DATE. The closing of the transactions contemplated herein (the "Closing") shall be held on the earlier to occur of (i) the date of completion of the conditions to Closing referred to in ARTICLE VII hereof or
(ii) May 31, 1996 or such later date as may be mutually agreed to by the parties (the "Closing Date"); and shall be effective as of the close of business on the Closing Date. In the event that there is no Closing as of such date, then this Agreement shall automatically terminate without liability or further obligation of any party to another; provided, however, that if this Agreement is terminated because of the breach of this Agreement by the other party, then the nonbreaching party will retain the right to pursue all legal remedies with respect to such termination. The Closing shall be held at the offices of LANE POWELL SPEARS LUBERSKY, 1420 Fifth Avenue, Seattle, Washington, at 10:00 o'clock a.m. on the Closing Date.

                                  ARTICLE IV.

                     PURCHASE PRICE AND CERTAIN AGREEMENTS

      4.01 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets as of the Closing Date shall be (i) Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000.00), subject to the Estimated Adjustment as provided in Section 4.03(A) hereof plus the amount of the liabilities and payments set forth in Schedule 2.02(B) (being the "Cash Purchase Price"), plus
(ii) the issuance by PBYP to Sellers of a Promissory Note in the face amount of Two Million Nine Hundred Thousand Dollars ($2,900,000.00) in the form attached hereto as Exhibit "A" (the "Promissory Note") plus (iii) the assumption by Buyer of the Assumed Liabilities (collectively, (i) through (iii)) after making the Adjustment as provided in Section 4.03 (the "Purchase Price").

      4.02 PAYMENT OF CASH PURCHASE PRICE AND PROMISSORY NOTE. At the Closing, contemporaneously with delivery of those documents and instruments in the manner provided in ARTICLE VII hereof, Buyer shall pay the Cash Purchase Price and deliver the Promissory Note to or for the benefit of Sellers as follows:

      A)    An amount equal to the liabilities and payments set forth in
            Schedule 2.02(B), which shall be updated by Sellers as of the Closing Date, shall be paid to or for the benefit of Sellers in the manner set forth in Section 4.04 hereof;

      B) An amount equal to Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000.00) less the Estimated Adjustment determined by Sellers pursuant to Section 4.03(A) shall be paid to or for the benefit of Sellers in the manner set forth in Section 4.04 hereof; and

      C) Buyer shall deliver to Sellers the Promissory Note, which Promissory Note shall provide, without limitation, that (i) Six Hundred Thousand Dollars ($600,000.00) of principal thereof, subject to the adjustment ("Adjustment") as set forth in Section 4.03(H), together with interest thereon at the rate of eight percent (8%) per annum, shall be due and payable within two (2) business days following the determination of the Final Balance Sheet, (ii) One Million Dollars ($1,000,000.00) of principal thereof shall be due and payable six
            (6) months from the Closing Date, of which Five Hundred Thousand Dollars ($500,000.00) shall be subject to offset for any claims by Buyer against Seller and Stockholders pursuant to the terms of the Promissory Note ("Offset"), (iii) Five Hundred Thousand Dollars ($500,000.00) of principal thereof (the "Escrow Amount") shall be delivered by Buyer to Texas Commerce Bank, National Association, as escrow agent (the "Escrow Agent") pursuant to the terms of the Escrow Agreement attached hereto as Exhibit "B," six (6) months from the Closing Date to be held by the Escrow Agent, subject to Offset, for an additional period of six (6) months pursuant to the terms of the Escrow Agreement, (iv) Eight Hundred Thousand Dollars ($800,000.00) of principal thereof, subject to Offset, shall be due and payable three (3) years from the Closing Date, and (v) interest on the unpaid principal, other than with respect to the Six Hundred Thousand Dollars ($600,000.00) referred to in (i) above, shall accrue at the rate of twelve percent (12%) per annum during the first six months that the Promissory Note shall remain outstanding and at the rate of ten percent (10%) per annum thereafter, with interest being paid monthly in arrears. Unless prohibited by the Banks (as hereinafter defined), the Promissory Note shall be secured by a security interest in and lien on all of the assets of Buyer and PBYP including, without limitation, on all real property of Buyer and PBYP (the "Collateral") which security interest and lien shall be subordinate only to the security interests and liens of Chemical Bank and Texas Commerce Bank, National Association (collectively the "Banks") granted by Buyer and PBYP in connection with Buyer's and PBYP's financing of the transaction contemplated by this Agreement. Buyer and PBYP shall execute at Closing a security agreement, mortgages or deeds of trust in a form reasonably satisfactory to Sellers and Stockholders (the "Security Agreements"). Sellers and Stockholders shall subordinate their security interests and liens on the Collateral to the liens and security interests of the Banks and any other financial institutions providing loans to Buyer or PBYP from time to time. Buyer and PBYP shall use their best efforts and shall provide Sellers and Stockholders with evidence thereof, to cause the Banks to consent to the security interests and liens on the Collateral in favor of Sellers and Stockholders as described herein.

      4.03 ADJUSTMENT TO PURCHASE PRICE. The Adjustment will be determined as follows:

      A) ESTIMATED ADJUSTMENT. Prior to Closing, Sellers (using their reasonable discretion) shall provide to Buyer an estimate of the Adjustment (the "Estimated Adjustment") to be calculated pursuant to this Section 4.03, and, if the Estimated Adjustment is a negative number, such amount shall be deducted from the Cash Purchase Price payable in the manner set forth in Section 4.02.

      B) PROPOSED BALANCE SHEET. Within twenty (20) days after the Closing, Sellers, at their cost, will deliver to Buyer a proposed final balance sheet prepared in accordance with the accounting principles described in Section 4.03(D) (the "Proposed Balance Sheet") stating the aggregate book value of assets included in the Purchased Assets and the aggregate book value of balance sheet liabilities included in the Assumed Liabilities as of the Closing.

      C) FINAL BALANCE SHEET. Within forty-five (45) days after the delivery of the Proposed Balance Sheet, Buyer, at its cost, will cause Coopers & Lybrand LLP or, in the event Coopers & Lybrand LLP declines, another "Big 6" accounting firm selected by Buyer (the "Auditors") to complete an audit of the Proposed Balance Sheet conducted in accordance with Generally Accepted Auditing Standards as modified by the Supplemental Accounting Principles described in
            Section 4.03(D) (the "Audit"). Upon completion of the Audit, all proposed audit adjustments resulting from the Audit ("Proposed Audit Adjustments") will be provided to Buyer and Sellers, which shall have fifteen (15) days to review such Proposed Audit Adjustments ("Review Period"). The aggregate book value of the Purchased Assets and the aggregate book value of the Assumed Liabilities not impacted by the Proposed Audit Adjustments will be deemed to be as set forth in the Proposed Balance Sheet. At or before the end of the Review Period, each of Buyer and Sellers will either (i) accept the Proposed Audit Adjustments in their entirety, in which case the Proposed Balance Sheet will be adjusted to include the Proposed Audit Adjustments. Accordingly, the Proposed Balance Sheet, as adjusted for the accepted Proposed Audit Adjustments, will then become the "Final Balance Sheet," or (ii) deliver to the other party written notice and a detailed written explanation of those Proposed Audit Adjustments which such party disputes. Within a further period of fifteen (15) days from the end of the Review Period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved Proposed Audit Adjustments will be referred to final binding resolution to a nationally recognized firm of certified public accountants mutually acceptable to Sellers and Buyer. Upon resolution by the independent accounting firm of such remaining Proposed Audit Adjustments, based on the accounting principles described in Section 4.03(D), the Proposed Balance Sheet will be adjusted for the previously agreed upon Proposed Audit Adjustments plus the adjustments determined by the independent accounting firm and shall become the "Final Balance Sheet."

      D) ACCOUNTING PRINCIPLES. The aggregate book value of the Purchased Assets (including those provided in Sections 1.02(G) and 1.02(H)) and the aggregate book value of the Assumed Liabilities will be determined in accordance with Generally Accepted Accounting Principles applied consistent with ACE's December 31, 1995 audited financial statements including the notes thereto, as modified by the Supplemental Accounting Principles described in Schedule 4.03(D) hereto, for purposes of determining the Closing Net Book Value (as hereinafter defined).

      E) BASE-LINE NET BOOK VALUE. The Base-Line Net Book Value will be an amount equal to a negative One Hundred Ninety-Four Thousand, Seven Hundred Eighty-Nine Dollars ($194,789.00) plus the amount of the liabilities set forth on Schedule 2.02(B), if the Closing Date occurs on or before April 30, 1996. Should the Closing Date occur between May 1, 1996 and May 31, 1996, the aforementioned Base-Line Net Book Value will be adjusted by a positive Six Thousand Three Hundred Eleven Dollars ($6,311.00) per day through the Closing Date.

      F) DETERMINATION OF CLOSING NET BOOK VALUE. The Closing Net Book Value will be an amount equal to the aggregate book value of Purchased Assets included in the Final Balance Sheet minus the aggregate book value of the Assumed Liabilities included in the Final Balance Sheet as of the Closing, both as determined pursuant to Sections 4.03(B) through 4.03(D).

      G) AMOUNT OF ADJUSTMENT. If the Closing Net Book Value is equal to the Base-Line Net Book Value, then the amount of the Adjustment will equal zero. If the Closing Net Book Value is less than the Base-Line Net Book Value, then the amount of the Adjustment will be a negative number equal to the amount by which the Closing Net Book Value is less than the Base-Line Net Book Value. If the Closing Net Book Value is greater than the Base-Line Net Book Value, then the amount of the Adjustment will be a positive number equal to the amount by which the Closing Net Book Value is greater than the Base-Line Net Book Value.

      H) SETTLEMENT OF ADJUSTMENT. If the Adjustment is a negative number and exceeds the Estimated Adjustment, Buyer shall be entitled to offset against the Promissory Note an amount equal to the difference between the Adjustment and the Estimated Adjustment from the first Six Hundred Thousand Dollars ($600,000.00) of principal due and owing under the Promissory Note pursuant to the terms of the Promissory Note, and, if the amount of the offset exceeds Six Hundred Thousand Dollars ($600,000.00), Sellers shall pay to Buyer an amount equal to such excess within five (5) business days following the determination of the Adjustment. If the Adjustment is negative and is less than the Estimated Adjustment, Buyer shall pay to Sellers an amount equal to such difference within five (5) business days following the determination of the Adjustment. If the Adjustment is a positive number, Buyer shall pay to Sellers within five (5) business days following the determination of the Adjustment an amount equal to the Adjustment plus the Estimated Adjustment if said Estimated Adjustment was initially a negative adjustment.

      4.04 METHOD OF PAYMENT. All payments of the Cash Purchase Price, including, without limitation, payments made by Buyer for the benefit of Sellers to those persons and entities listed on Schedule 2.02(B), or any portion thereof, and all payments remitted under this Agreement shall be made in the following manner:

      A) Upon the prior written request of the party entitled to receive such payments, by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of such party designated in writing by such party for such purpose on the date such payment is due; or

      B) By delivery to the party entitled to receive such payment of one or more bank checks (in immediately available funds) payable to the order of such party.

      4.05 ALLOCATION OF PURCHASE PRICE. Buyer, Sellers and Stockholders covenant and agree with each other that the Purchase Price shall be allocated among the Purchased Assets as will be determined by Buyer upon determination of the Final Balance Sheet. Buyer and Sellers covenant to file all tax returns on a basis consistent with such allocation. Sellers and Buyer shall agree to the allocations required under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and Sellers and Buyer will each file Internal Revenue Service Form 8594 reflecting the final agreed upon Purchase Price allocation.

      4.06 EMPLOYEE MATTERS. Notwithstanding anything to the contrary contained herein, the following shall apply with respect to employment matters:

      A) HIRED AND TERMINATED EMPLOYEES. Sellers will provide Buyer with a list of all of Sellers' employees as of the Closing Date. Sellers shall terminate all their employees as of the Closing Date. Set forth in Schedule 4.06 is a list of employees that Buyer will not employ as of the Closing (the "Terminated Employees"). Except with respect to the Terminated Employees, Buyer shall immediately as of the Closing employ all other employees of Sellers (the "Hired Employees") at a salary or wage comparable or better than currently paid by Sellers (except with respect to Ronald S. Mayers and James
            A. Weisfield, whose compensation shall be governed by the Employment Agreements in the forms of Exhibits "E" and "F" hereto), and shall provide benefits to the Hired Employees that are comparable to those currently offered by Buyer to its employees based upon job responsibility, to the extent the Hired Employees currently have those benefits. Sellers shall be responsible for compensation, wages, salary and severance pay (including without limitation any liability under the WARN Act) and benefits to its employees prior to the Closing Date, and Buyer shall be responsible for all compensation, wages, salary and severance pay (including without limitation any liability under the WARN Act) and benefits for the Hired Employees beginning on or after the Closing Date. Buyer shall also be responsible for any liability incurred by Sellers under the WARN Act with respect to the Terminated Employees if such liability arises from actions of Buyer or PBYP on or after the Closing Date. Accrued compensation, wages and vacation pay for the period ended as of the Closing Date with respect to Hired Employees shall be an Assumed Liability, as set forth on Schedule 2.01. B) TERMINATION OF SELLERS' EMPLOYEE WELFARE BENEFIT PLANS. As of the Closing Date, all Hired Employees shall cease to be covered by any employee welfare benefit plans maintained by Sellers, including, without limitation, plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay (collectively, "Welfare Plans"). With respect to claims under Sellers' Welfare Plans, Sellers shall retain responsibility for all Welfare Plan claims, whenever made, by employees of Sellers (i) under any medical, dental or health plan with respect to an injury or occupational disease identifiably sustained prior to the Closing Date, and (ii) incurred under any life insurance plans with respect to deaths occurring prior to the Closing Date. Buyer shall be responsible for any claims which occurred on or after the Closing Date with respect to the Hired Employees arising under any welfare plan established or maintained by Buyer.

      C) WORKERS' COMPENSATION. With respect to claims under workers' compensation coverage, Sellers will be responsible for injuries and occupational diseases identifiably sustained by Sellers' employees prior to the Closing Date, and Buyer will be responsible for injuries and occupational diseases identifiably sustained by the Hired Employees on and after the Closing Date. Buyer shall be responsible for payment of long and short-term disability occurrences after the Closing with respect to Hired Employees.

      D) CHICAGO LABOR UNION CONTRACT. Except as set forth in Schedule 5.24, prior to the Closing, Sellers shall not enter into any new collective bargaining agreement or renew any existing collective bargaining agreement without the prior consent of Buyer.

      4.07 FRANCHISE AGREEMENTS. As of the Closing Date, Sellers shall assign to Buyer and Buyer shall assume from Sellers, all of Sellers' right, title and interest in and to Sellers' franchise agreements listed in Schedule 1.01(G) in accordance with the terms of such franchise agreements. Sellers shall be responsible for any liability with respect to noncompliance with applicable franchise laws prior to the Closing Date, and Buyer acknowledges that Sellers have not maintained a current offering document with respect to the sale of franchises. Buyer shall be responsible for any liability with respect to noncompliance with applicable franchise laws beginning on or after the Closing Date. Buyer agrees to comply with all applicable franchise laws on and after the Closing Date. Buyer shall also be responsible for any liability incurred by Sellers under applicable franchise laws if such liability arises from actions of Buyer or PBYP on or after the Closing Date.

      4.08 GUARANTY. PBYP hereby unconditionally guarantees the due and punctual payment and performance of all of Buyer's obligations hereunder or otherwise related thereto.

      4.09 ENVIRONMENTAL REMEDIATION. Notwithstanding anything to the contrary in this Agreement, except as expressly provided in this Section 4.09, Sellers and Stockholders shall have no liability or obligations to Buyer or PBYP under this Agreement with regard to the remediation of Hazardous Substances present on the ACE Facility on the Closing Date, by reason of a breach of Seller's representations and warranties in Section 5.28 or otherwise; provided, however, this limitation shall not limit Sellers' and Stockholders' liability under
Section 5.28 with respect to claims other than for the remediation of Hazardous Substances. Sellers and Stockholders shall be responsible for completing the remedial action recommended by EPS Environmental Services, Inc. in their asbestos survey/assessment contained in Section V.E of the Phase II environmental assessment dated February 2, 1994, delivered to Buyer with respect to asbestos remediation at the Chicago ACE Facility, which remedial action has been completed by Sellers and Stockholders except for removal of 810 linear feet of TSI which will be completed prior to the Closing Date. Sellers and Stockholders shall also be liable to Buyer and PBYP for the direct, out-of-pocket costs and expenses of Buyer related to the remediation of the Hazardous Substances present at the ACE Facilities on the Closing Date, arising from a breach of a representation or warranty in Section 5.28, but only to the extent such remediation is now, or in the future, required by a local, state, or federal agency; provided, however, Sellers shall not be obligated for such remediation costs under this Section 4.09 if such required remediation results from (i) a change in the use or operation of the ACE Facilities or an addition to or modification of any improvements situated on the ACE Facilities subsequent to the Closing Date, or (ii) any addition to or modification of any applicable Environmental Laws (as hereinafter defined) subsequent to the Closing Date. Sellers shall have the sole and exclusive control over the actual conduct of such remediation and may use the least expensive remediation method available so long as all such remediation is conducted in accordance with applicable Environmental Laws. Sellers' and Stockholders' obligations under this Section
4.09 shall be subject to the indemnification procedures and limitations set forth in Article VIII.

      4.10 AMERICANS WITH DISABILITIES ACT. Notwithstanding anything to the contrary in this Agreement, Sellers and Stockholders shall have no liability or obligation under this Agreement with respect to any breach of any representation, warranty or covenant or pursuant to the indemnity in Article VIII or otherwise with respect to any claim related to noncompliance with the Americans With Disabilities Act ("ADA") except to the extent such claim results from actions required by a local, state, or federal agency for noncompliance existing on or prior to the Closing Date; provided, however, Sellers shall have no liability or obligation to Buyer under this Agreement if such claim results from (i) a change in the use or operation of the ACE Facilities or an addition to or modification of any improvements situated on the ACE Facilities subsequent to the Closing Date, or (ii) any amendment, addition or modification to the ADA subsequent to the Closing Date. Sellers shall have the sole and exclusive control over the actual conduct of any remediation required to comply with the governmental action and may use the least expensive means of remedying and mitigating the claim so long as all such action by Sellers is conducted in accordance with the ADA.

      4.11 EUROPEAN DISTRIBUTION. The parties acknowledge that, pursuant to
Section 1.01, Sellers have conveyed to Buyer trademarks and copyrights with respect to certain proprietary designs and styles developed by Sellers (E.G., designs which have not been licensed from third-party licensors) ("Proprietary Styles"). The parties further acknowledge that Sellers may be required to sell or license such Proprietary Styles to PMS International Group PLC ("PMS") or allow PMS to otherwise use such Proprietary Styles pursuant to that certain Distribution Agreement between ACE and PMS dated as of March 4, 1995 (the "PMS Agreement"). To facilitate Sellers' compliance with any such requirement, Buyer shall grant to Sellers at Closing an exclusive right to sell or license such Proprietary Styles to PMS or otherwise allow PMS to use the Proprietary Styles, but not any other third party, for distribution in the Territory (as defined in the PMS Agreement), during the remaining current term of the PMS Agreement. Buyer and its Affiliates shall not, during the remaining term of the PMS Agreement, sell, license or otherwise use or allow any other party to use any Proprietary Styles for distribution within the Territory as defined in the PMS Agreement. Sellers shall pay to Buyer any royalty payments paid by PMS to Sellers after the Closing pursuant to the PMS Agreement less any costs or expenses (including reasonable attorneys' fees) incurred by Sellers in connection with the PMS Agreement. Buyer and its Affiliates further agree that they shall not use the name "Ace Novelty International Limited" in the Territory covered by the PMS Agreement and shall not use the name "Ace Novelty" in the Territory during the term of the PMS Agreement.

      4.12 LITIGATION. The parties acknowledge that all litigation matters prior to the Closing Date, including, without limitation, the litigation matters set forth in Schedule 5.21, constitute Excluded Liabilities and are not being assumed by Buyer under this Agreement. Notwithstanding the foregoing, Buyer shall reimburse Sellers for fifty percent (50%) of all costs and expenses incurred by Sellers subsequent to the Closing Date with respect to such litigation matters, up to a maximum payment of Twenty-Five Thousand Dollars ($25,000.00). The parties further acknowledge that in the event the amount of the Special Inventory is in excess of Fifty-Three Thousand Dollars ($53,000.00), the excess of such Special Inventory shall be deemed an Excluded Asset, and the excess of the Special Inventory shall be delivered to Sellers and not included in the Purchased Assets in the Final Balance Sheet. Buyer and PBYP shall not produce and sell any additional Special Inventory beyond the quantities of Special Inventory purchased from Sellers at Closing.

      4.13 BANK COMMITMENT. Buyer and PBYP shall use their best efforts and shall provide Sellers and Stockholders with evidence thereof, to obtain the financing for the transaction contemplated herein from Chemical Bank and Texas Commerce Bank, National Association in accordance with the financing commitment letter, a copy of which is attached as Exhibit "C" or on terms more favorable to Buyer and PBYP.

                                  ARTICLE V.

                       REPRESENTATIONS AND WARRANTIES OF
                           SELLERS AND STOCKHOLDERS

      Sellers and Stockholders hereby, jointly and severally, represent and warrant to Buyer and PBYP as follows:

      5.01 ORGANIZATION AND QUALIFICATION. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its property, and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in every jurisdiction where failure to qualify would have a material adverse effect on the business conducted by Sellers.

      5.02 EQUITY INVESTMENTS. Except as set forth in Schedule 5.02, there are no corporations, partnerships, joint ventures or other entities in which Sellers have directly, or indirectly, any equity or other ownership interest.

      5.03 ARTICLES OF INCORPORATION, BYLAWS, CORPORATE MINUTES AND PERMITS. Sellers have delivered to Buyer copies of the Articles of Incorporation, as amended, of each of Sellers (certified as of a recent date by their respective jurisdictions of incorporation), and the Bylaws, as amended, of each of Sellers (certified as of the date hereof by its Secretary), all of which copies are true and correct. Sellers have furnished to Buyer for review, true and complete copies of the corporate minutes of Sellers which contain a complete and accurate record of all formal actions taken by the Stockholders and directors of Sellers and all predecessor stockholders and directors of Sellers and which authorized any corporate change, such as amendments to the charter, merger, liquidation or dissolution. All corporate changes respecting Sellers have been duly and formally authorized by appropriate corporate action and the board of directors and Stockholders have ratified all prior actions taken by the boards of directors of Sellers. Except as set forth on Schedule 5.03, to the best of Sellers' knowledge, Sellers possess all governmental licenses, permits and other authorizations necessary on the Closing Date for the continued conduct of Sellers' business substantially as now conducted without interference or interruption.

      5.04 FINANCIAL STATEMENTS. Sellers and Stockholders have delivered or will deliver to Buyer copies of the consolidated audited Balance Sheets of Sellers as of December 31, 1993, 1994 and 1995, and the related Statements of Operations, Stockholders' Equity and Cash Flows, including the notes thereto, for each of the three years in the period ended December 31, 1995, each of which is true, accurate and complete and presents fairly the financial position of Sellers as of the dates stated and the results of operations for the periods stated in all material respects in accordance with generally accepted accounting principles, consistently applied (hereinafter collectively referred to as the "Financial Statements").

      5.05 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1995, except as disclosed in Schedule 5.05 hereto, there have not been:

      A) Any changes in the affairs, business, prospects, condition (financial or otherwise or, to the best of Sellers' knowledge, arising as a result of any legislative or regulatory change), operations, liabilities, earnings or business of Sellers which has or will have, individually or in the aggregate, a material adverse effect on the business of Sellers;

      B) Any material damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the business, operations, properties, assets or condition (financial or otherwise) of Sellers;

      C)    Any changes in the Articles of Incorporation or Bylaws of Sellers;

      D) Any increase in the compensation payable or to become payable by Sellers to any officers, employees, consultants or agents of Sellers other than routine increases made in the ordinary course of business consistent with the past practice of Sellers, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of, any of such officers, employees, consultants or agents other than in the ordinary course of business, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Sellers with respect to any such officer, employee, consultants or agent other than in the ordinary course of business;
            E) Any pending or threatened labor trouble, controversies or unsettled grievances between Sellers and any of their employees or a collective bargaining organization representing or seeking to represent such employees, or any entrance into any collective bargaining agreement by Sellers with respect to any such employees;

      F) Any sale, assignment or transfer of any asset, property or right of Sellers or any conducting of the business of Sellers other than in the ordinary course of business;

      G) Any material cancellation of any debts owed to, or claims of, Sellers (except to the extent that such debts or claims constitute Excluded Assets);

      H) Any borrowing of money by Sellers, any increase in any existing indebtedness of Sellers or the incurrence of any obligation or liability in the aggregate (whether absolute or contingent) in excess of Ten Thousand Dollars ($10,000.00) other than in the ordinary course of Sellers' business;

      I) Any occurrence of any losses or knowing waiver of any rights of value by Sellers in connection with any aspect of their business whether or not in the ordinary course of Sellers' business which could materially and adversely affect the business of Sellers;

      J) Any cancellation, termination or material amendment of any material contract, agreement, license or other instrument to which Sellers are a party or any waiver of any material rights of value to the business of Sellers;

      K) Any material failure on the part of Sellers to use all reasonable efforts to operate their business in the ordinary course so as to preserve their business organizations intact, including the services of their present officers and employees and the goodwill of Sellers' suppliers, licensors, customers and others having business relations with Sellers; or

      L) Any agreement by, or commitment of, Sellers to do any of the foregoing.

      5.06 REAL PROPERTY - OWNED/LEASED. Except as set forth in Schedule 1.01(A), Sellers or their Affiliates will as of the Closing own good, marketable and indefeasible fee simple title to the ACE Facility located in Chicago, Illinois; and Affiliates of Sellers own good, marketable and indefeasible fee simple title to a one hundred percent (100%) interest in the ACE Facility located at 1855 Industrial Street, Los Angeles, California. Sellers lease the Bellevue, Washington ACE Facility under a valid and subsisting lease from a partnership controlled by Stockholders. Except as set forth in Schedule 5.06 hereto, (i) the ACE Facilities are in compliance with all applicable federal, state and local laws and regulations (including, without limitation, those relating to environmental protection, conservation, and occupational safety and health), with all applicable zoning ordinances and building codes, and with the ADA except for such noncompliance as would have not more than a Twenty-Five Thousand Dollar ($25,000) adverse effect on Sellers' business; provided, however, that Sellers' liability with respect to any noncompliance with the ADA shall be limited as provided for in Section 4.10, (ii) there are no pending or threatened legal proceedings affecting the ACE Facilities other than those disclosed elsewhere herein or in the Schedules attached hereto, (iii) except as set forth in Schedule 1.01(A) for current taxes which are not yet due or payable, there are no public assessments or similar charges on the ACE Facilities, (iv) there are no pending or threatened eminent domain proceedings which could affect the ACE Facilities, nor, to the best of Sellers' and Stockholders' knowledge, are there any facts which might give rise to such a proceeding, (v) to the best of Sellers' and Stockholders' knowledge, there are no plans or studies to alter any street or highway contiguous to the ACE Facilities or to remove, eliminate or modify any railroad spur line and access rights to same, (vi) the ACE Facilities have all utilities necessary for the proper and continued operation of the ACE Facilities in the manner currently operated by Sellers, (vii) all necessary permits and licenses for the construction of improvements at the ACE Facilities and for the operation, use and occupancy thereof by Sellers have been obtained and are in full force and effect, (viii) except as set forth in Schedule 1.01(A), there is no written or oral agreement of Sellers affecting the Chicago and Los Angeles ACE Facilities with any governmental agency or private person, (ix) there are no leases, subleases, occupancies or tenancies in effect pertaining to the ACE Facilities, except as set forth in Schedule 5.06, and (x) upon payment of the currently outstanding indebtedness owed to U.S. Bank of Washington, N.A., Mercantile Bank of St. Louis, N.A. and Seattle-First National Bank, which hold liens on or security interests in the Chicago ACE Facility and the Los Angeles ACE Facility located at 1855 Industrial Street, the Chicago and Los Angeles ACE Facilities will at the Closing be free and clear of all escrows, claims, options, rights of first refusal, indentures, licenses, sales contracts, mortgages, easements, restrictions, liens, pledges, charges, security interests, options and encumbrances of every kind and character, except those set forth in Schedule 1.01(A) ("Permitted Exceptions").

      5.07 PERSONAL PROPERTY - OWNED. Except as set forth in Schedule 5.07 hereto, all personal property included within the Purchased Assets conforms in all material respects to all applicable foreign, federal, state and local laws and regulations (including, without limitation, those relating to environmental protection, conservation and occupational safety and health). Except as set forth in Schedule 5.07 hereto, to the best of Sellers' and Stockholders' knowledge after review of the same, all personal property included with the Purchased Assets, including, without limitation, the personal property identified in Schedule 1.01(B) hereto and all buildings and improvements included within the real property to be conveyed hereunder are structurally sound, without more than Twenty-Five Thousand Dollars ($25,000) in the aggregate of defects and are in good operating condition and repair for the purposes presently used, and there does not exist any condition that interferes with the economic value thereof as presently used.

      5.08 PERSONAL PROPERTY - LEASED OR NOT OWNED. There are no leases or other agreements under which Sellers are lessee of or hold or operate any items of machinery, equipment, vehicles, office furniture or fixtures, except as shown in
Schedule 1.01(F) hereto.

      5.09 TRADE ACCOUNTS RECEIVABLES. Schedule 5.09 hereto contains a true aged list of unpaid trade accounts receivable and notes receivable constituting part of the Purchased Assets (including names and Sellers' list of addresses) owing to Sellers from unrelated third parties as of the dates referenced therein, which shall be updated as of the Closing Date within twenty (20) days after the Closing Date. Except as set forth in Schedule 5.09 hereto, all of the foregoing constitute and will constitute only valid claims and arose in the ordinary course of business; and, except as specifically identified in Schedule 5.09 hereto, as of such respective dates, there was and will be (i) no trade account or trade debtor who has refused or threatened to refuse to pay its obligations for any reason, (ii) no trade account or trade debtor who is known to be insolvent or in bankruptcy, and (iii) no trade account pledged to any third party; provided, however, Sellers do not guarantee the collectibility of such accounts receivable and notes receivable.

      5.10 TITLE TO ASSETS. Sellers will, at Closing, have good, marketable and indefeasible title to all of the Purchased Assets with the exception of those properties and assets reflected as leased, licensed or pledged by Sellers in the Schedules hereto. Except as set forth in Schedule 5.10, with the exception of
(i) liens for taxes accrued but not yet payable, and (ii) liens arising as a matter of law in the ordinary course of business as to which there is no known default, none of the Purchased Assets as of the Closing will be subject to any lease, lien, security interest, mortgage, charge, easement or encumbrance. Except as set forth herein, none of the assets, buildings, structures and appurtenances of Sellers or the operation or maintenance thereof as now operated and maintained, contravenes any applicable zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the enforcement of which could in any material respect interfere with the continued operation of the businesses of Sellers in substantially the manner in which such business is presently being conducted or could materially affect the value of properties and assets of Sellers.

      5.11 INVENTORIES. Except as set forth in Schedule 5.11, Sellers hold no materials or inventories on consignment, and except for goods in transit in the ordinary course, no materials or inventories are in the possession of others.

      5.12 SUPPLIERS AND CUSTOMERS. Except as disclosed in Schedule 5.12, to the best of Sellers' knowledge, the relationship of Sellers with its licensors, suppliers, customers and creditors is good and there is no indication of any intention to terminate or materially modify any of such relationships.

      5.13 OTHER AGREEMENTS. Except as disclosed in Schedule 5.13 hereto, as of the Closing Date, Sellers are not a party to or bound by (whether written or oral): (i) any employment contracts or agreements, consulting or other similar formal agreements or any collective bargaining or labor agreements or any other agreements or arrangements with any officer, employee, sales representative, distributor, agent, manufacturer's representative or consultant or person serving in a similar capacity, with respect to compensation; (ii) any contract for the purchase of any materials, supplies, equipment or inventory, or for sale of any inventory (whether formal or informal, written or oral), except contracts entered into in the ordinary course of business; (iii) any lease or license to use any real or personal property (whether formal or informal, written or oral);
(iv) any license to use, manufacture, distribute or produce toy, novelty and other items distributed by Sellers (whether formal or informal, written or oral); or (v) any contract, agreement or other commitment (except those entered into in the ordinary course of business, or other than those listed in Schedule
5.13 hereto), requiring a payment by Sellers after the date hereof (whether formal or informal, written or oral). Except as disclosed in Schedule 5.13 hereto, Sellers are not a party to or bound by any notes, loan agreements, capitalized leases, letters of credit, commitments, guarantees, agreements or other arrangements relating to any indebtedness. Except as described in Schedule 5.13, there are no breaches or defaults nor, to the best of Sellers' knowledge, any basis therefor by any of the parties to the agreements described in Schedule
5.13 hereto.

      5.14 CONFLICT OF INTEREST. Except as disclosed in Schedule 5.14 hereto, neither Stockholders nor any officer or director of Sellers nor any person controlling, controlled by or under common control with Sellers ("Affiliate") will immediately after the Closing Date have any direct or indirect interest, whether through ownership of securities or otherwise, in (i) any entity which does business with Sellers or is competitive with its business, or (ii) any property, asset or right which is used by Sellers in the conduct of such business, except for the Excluded Assets and interests not exceeding one percent (1%) of any company which files periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

      5.15 ADEQUATE FACILITIES AND RIGHTS. Except for the matters described in Sections 1.02(G), 4.11, 5.21, and 7.16 and the Schedules thereto and the matters involving the Special Inventory, Buyer will, on the Closing Date, have all of the means and rights to sell the same items and perform the same services as presently are being sold or performed by Sellers in all material respects and without incurring license fees or royalties beyond those presently being incurred by Sellers, or, to the best of Sellers' knowledge, any claim of any infringement of patent or trademark rights.

      5.16 PATENTS AND TRADEMARKS. Except as disclosed in Schedule 5.16 hereto, there are no (i) licenses held by Sellers, or (ii) patents, trademarks, trade names, service marks, assumed names, or copyrights presently held by Sellers. Except as disclosed in Schedule 5.16 hereto, Sellers pay no royalty to anyone under any patent or license; and, to the best of Sellers' knowledge after review of its products, no product manufactured, marketed or sold by Sellers violates any license or infringes any patent, trademark, service mark, know-how, proprietary process, formulae, assumed name, trade name, license or copyright of another. There is no pending or, to the best of Sellers' knowledge, threatened claim or litigation against Sellers or, to the best of Sellers' knowledge, any basis therefor contesting the right to use or the validity of any of the items contemplated in this Section 5.16 or set forth in Schedule 5.16 hereto.

      5.17 AUTHORIZATION. Sellers have the full corporate power to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Sellers have been duly and effectively authorized and approved by all requisite corporate action of Sellers (certified copies of which actions have been or prior to the Closing will have been delivered to Buyer) and no other corporate acts or proceedings on the part of Stockholders or Sellers are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Sellers and Stockholders except as enforceability may be affected by bankruptcy, insolvency, moratorium or other laws governing the enforcement of creditors' rights. Neither Sellers nor Stockholders has any legal obligation, absolute or contingent, to any person or firm to sell any of Sellers' assets (other than in the ordinary course of business) or to effect any merger, consolidation or other reorganization of Sellers or to enter into any agreement with respect thereto. Except as disclosed herein or in any Schedule hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Sellers or Stockholders with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sellers under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Sellers or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement (whether oral or written) or other instrument or obligation to which Sellers or Stockholders are bound, or by which Sellers or Stockholders or any of their properties or the Purchased Assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholders, Sellers or any of their properties or the Purchased Assets. No consent or approval by, notice to or registration with any governmental authority, is required on the part of Stockholders or Sellers in connection with the execution and delivery of this Agreement or the consummation by Stockholders or Sellers of the transactions contemplated hereby.

      5.18 LOSS CONTRACTS. Except as disclosed in Schedule 5.18 hereto, Sellers are not a party to any contract, bid or offer to sell products or to provide services to parties other than in the ordinary course of business and at rates which are not economically prudent.

      5.19 PURCHASE COMMITMENTS. Except as disclosed in Schedule 5.19 hereto, to the best of Sellers' knowledge, all purchase commitments for products, materials, supplies, raw materials or other items to which Sellers are a party are not in excess of the customary requirements of their business or at a price in excess of current market prices for similar items deliverable at the same time. Schedule 5.19 shall be updated by Sellers within twenty (20) days following the Closing Date.

      5.20 NO BREACH OF STATUTE, DECREE OR ORDER. Except as disclosed herein or in any Schedule hereto, Sellers are not in default under, or in violation in any respect of any applicable statute, law, ordinance, decree, order, rule or regulation of any governmental body which default or violation would have a material and adverse effect on Sellers' business, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation. Without limiting the generality of the foregoing, Sellers are in compliance with the provisions of the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act, except for such noncompliance as would not have a material adverse effect on Sellers' business.

      5.21 LITIGATION. Except as set forth in Schedule 5.21, there is no suit, claim, action, proceeding or governmental investigation now pending, or to the best of Sellers' knowledge, threatened, nor is there, to the best of Sellers' knowledge, any condition or set of facts which will or could give rise to any litigation against Sellers before any court, administrative or regulatory body or any governmental agency (i) arising out of or relating to any aspect of the business, or any part of the properties or Purchased Assets, of Sellers, or
(ii) concerning the transactions contemplated by this Agreement, nor is there any basis for any such litigation. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Sellers relating to any aspect of their business or any part of their properties. Sellers are not a party to any litigation that has created any lien or encumbrance upon the Purchased Assets.

      5.22 EMPLOYEE BENEFIT PLANS. Except as disclosed in Schedule 5.22, neither Sellers nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Sellers would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has any other written or oral incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, bonus plan, stock purchase, savings, retirement, pension or other "fringe benefit" plan, policy, agreement or arrangement with or for the benefit of any Affiliate, officer, director, employee, agent or other person ("Plans"). A copy of each Plan listed in Schedule 5.22 as currently in effect has been delivered to Buyer. None of the Plans is a "multiemployer plan," as such term is defined in Section (3)(37) of ERISA; each of the Plans that are subject to ERISA is in compliance with ERISA; each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, except for Sellers' Defined Benefit Pension Plan; neither Sellers nor an ERISA Affiliate has incurred, directly or indirectly, any liability (including any contingent liability) to or on account of a Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Plan; and no condition exists that presents a material risk to Sellers or an ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA. Except for Sellers' Defined Benefit Plan, the current value of the assets of each of the Plans that are subject to Title IV of ERISA exceeds the present value of the accrued benefits under each such Plan, taking into account projected salary increases and based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plans; and all contributions or other amounts payable by Sellers as of the Closing Date with respect to each Plan in respect of current or prior plan years have been or will be paid when due. There are no pending, or to the best of Sellers' knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trust related thereto. Except for the Plans described in Schedule 5.22 hereto (which include plans providing post-retirement, death, medical and retirement income benefits) heretofore administered by Sellers, no other Plan maintained by Sellers provides benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service.

      5.23 DISCRIMINATION, OCCUPATIONAL SAFETY AND OTHER STATUTES AND REGULATIONS. Except as disclosed in Schedule 5.23 hereto, no person, party or labor organization (including, without limitation, governmental agencies of any kind) has any claim, action or proceeding or, to the best of Sellers' knowledge, basis for any such claim, action or proceeding against Sellers arising out of any statute, ordinance or regulation relating to the payment of wages or benefits, discrimination in employment or employment practices, or occupational safety and health standards (including, without limitation, any applicable state statute, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Family and Medical Leave Act). Sellers have no employees who are on leave of absence for active duty in the uniformed services within the meaning of the Uniformed Services Employment and Reemployment Rights Act of 1994.

      5.24 LABOR RELATIONS; EMPLOYEES. Except as set forth in Schedule 5.24, (i) Sellers have paid in full or (subject to the provisions of Section 4.06) will have provided for the payment of same that may properly accrue as of the date of Closing, all wages, salaries, commissions, bonuses, vacations, holiday pay and other direct and indirect compensation for all services performed by Sellers' employees to the Closing Date, (ii) none of Sellers' employment contracts provide for severance benefits in excess of thirty (30) days' severance pay, and upon termination of the employment of the Terminated Employees as described in
Section 4.06, Sellers will not by any reason or anything done prior to or simultaneously with the Closing be liable to any of the Terminated Employees for so-called "severance pay" or any other payments, except as contemplated by
Section 4.06 as long as Buyer hires the Hired Employees as provided in Section
4.06 at comparable levels of compensation and benefits, (iii) Sellers are in compliance with all applicable foreign, federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except for noncompliance that would not have a material adverse effect on Sellers' business, (iv) there is no unfair labor practice complaint against Sellers pending before the National Labor Relations Board, (v) there is no labor strike, known or suspected dispute, slowdown, stoppage or organizational attempt pending or known or, to the best of Sellers' and Stockholders' knowledge, suspected, threatened against or involving Sellers,
(vi) no representation question or petitions for election of representatives exists respecting the employees of Sellers, (vii) no grievance which might have an adverse effect on Sellers or the conduct of their business nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted, and (viii) no collective bargaining agreement is currently being negotiated by Sellers.

      5.25 INSURANCE POLICIES. Set forth in Schedule 5.25 hereto is a list of all insurance policies and bonds owned or held by Sellers in force covering Sellers or their properties, operations and personnel. Each of said policies, together with all records and documents relating to insured losses and claims (other than under any health or major medical insurance policy) paid or made during the past two (2) years will be furnished or otherwise will be made available to Buyer for its review. Except as set forth in Schedule 5.25, no notice has been received from any insurance carrier that Sellers now are, or will prior to the Closing Date be, liable for any retroactive premium adjustments, except with respect to medical insurance policies and workers' compensation insurance. Except as disclosed in Schedule 5.25 hereto, all policies are valid and enforceable and in full force and effect and neither Sellers nor Stockholders has, since December 31, 1995, received any notice of premium increases or cancellations with respect to any of their insurance policies and bonds, but Sellers are currently negotiating new insurance policies. Neither Sellers nor Stockholders has any reason to believe or suspect that any underwriters of any insurance policies and bonds currently or previously issued to Sellers are unable to make required payments under such policies or bonds.

      5.26 PRODUCT WARRANTIES, PRODUCT RETURN POLICIES AND SERVICE WARRANTIES. Except as listed in Schedule 5.26 hereto, Sellers do not utilize any product warranties, guarantees, product return policies, service warranties or service policies. Schedule 5.26 hereto also describes all pending and suspected claims or demands and, to the best of Sellers' knowledge, threatened claims or demands, seeking return, replacement and/or repair of products pursuant to warranties extended by Sellers prior to the Closing.

      5.27 POST OFFICE BOXES. Set forth in Schedule 5.27 hereto is a list of all post office boxes and lock box arrangements maintained by Sellers for the purpose of account receivable collection together with the names of all authorized signatories on each such arrangement or account.

      5.28 ENVIRONMENTAL. Except as disclosed in Schedule 5.28:

      A) There are no pending or threatened notices of violation of any foreign, federal, state or local environmental statutes, ordinances, regulations or guidelines ("Environmental Laws") with respect to the ACE facilities;

      B) To the best of Sellers' and Stockholders' actual knowledge and belief, there has been no release or discharge of any Hazardous Substances on, in, from or onto, nor are there any Hazardous Substances present on or in, the ACE Facilities in violation of applicable Environmental Laws;

      C) Sellers have not generated, manufactured, refined, transported, stored, handled or disposed of any Hazardous Substances on the ACE Facilities nor, to the best of Sellers' and Stockholders' actual knowledge and belief, have Sellers permitted the foregoing in violation of applicable Environmental Laws;

      D) Sellers have obtained all approvals and caused all notifications to be made as required by all applicable Environmental Laws;

      E) There are no storage tanks on the ACE Facilities that are used or were previously used for the storage of any Hazardous Substance above or below ground; and

      F) Sellers have not and will not release or waive the liability of any previous owner, lessee or operator of the ACE Facilities or any party who may be potentially responsible for the presence or removal of Hazardous Substances on or about the ACE Facilities and Sellers have not made any promises of indemnification regarding Hazardous Substances to any party with respect thereto.

"Hazardous Substances" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901, ET SEQ., and/or any other applicable foreign, federal, state or local law, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including, without limitation, crude oil or any fraction thereof; (iii) asbestos in any form or condition; and
(iv) any radioactive material, including, without limitation, any source, special nuclear or by-product material as defined at 42 U.S.C. Subsection 2011, ET SEQ., as amended or hereafter amended.

      Notwithstanding anything to the contrary in this Agreement, Sellers' and Stockholders' liability for any costs of remediation of Hazardous Substances on the ACE Facilities arising from a breach of any representation or warranty in this Section 5.28 shall be limited as set forth in Section 4.09.

      5.29 COMPLIANCE WITH LAWS. Except as set forth in Schedule 5.29, to the best of Sellers' knowledge and belief (i) Sellers have complied with and currently are in compliance with all applicable statutes, regulations, orders, ordinances and other laws of the United States (including, by way of illustration and not limitation, the Foreign Corrupt Practices Act) and all foreign, state and local governments, and agencies of any of the foregoing to which any aspect of their business or any part of their properties are subject;
(ii) the hours worked by, and payment made to, employees of Sellers have not been in violation of the Fair Labor Standards Act or any applicable state, foreign or local laws dealing with such matters; (iii) there is not presently pending any proceeding, or suspected investigation with respect to the adoption by any state, county or municipality where the ACE Facilities are located, of amendments or modifications to existing local or municipal laws, ordinances, regulations or restrictions with respect to such matters which, if adopted, could adversely affect the present business and operations of Sellers; and (iv) except as disclosed in Schedule 5.29 hereto, Sellers have not violated any rules, regulations or other similar standards of the Occupational Safety and Health Administration.

      5.30 GOVERNMENTAL APPROVALS. Except as may be expressly permitted by the terms hereof or otherwise disclosed in this Agreement or any Schedule hereto (i) the business of Sellers as presently conducted does not require any approval of any governmental body, whether federal, state, local or foreign, which has not been obtained or which has not been expressly waived by another provision of this Agreement and which would have a material adverse effect on Sellers' business and (ii) the business of Sellers as presently conducted in any jurisdiction meets all known applicable legal requirements of such jurisdiction and all known requisite governmental approvals have been duly obtained and are in full force and effect, and there is no known basis for any governmental body to deny or rescind any approval for the conduct of the business of Sellers or the contemplated conduct of Buyer. Except as disclosed in Schedules 5.21 and 5.29, there is no known action or proceeding by any governmental body, including, without limitation, safety or environmental investigations, pending or, to the best of Sellers' knowledge, threatened against Sellers relating to the conduct of their business, and, to the best of Sellers' knowledge, there is no basis for any such action or proceeding.

      5.31 TRADE ACCOUNTS PAYABLE. Schedule 5.31 hereto contains a true and complete list as of February 29, 1996, and which shall be updated by Sellers within twenty (20) days after the Closing to add all trade accounts payable generated in the ordinary course of business on a consistent basis to reflect the trade accounts payable included in the Final Balance Sheet, of all trade creditors and suppliers of Sellers, all of whom are unrelated third parties. As of such date, Sellers are not the payor of any note payable to a trade creditor. To the best of Sellers' knowledge, Sellers enjoy a satisfactory ongoing relationship with all such creditors and suppliers and Sellers are unaware of any fact or event that might result in a material disruption of any such relationship, except as disclosed in any Schedule hereto.

      5.32 POWERS OF ATTORNEY AND GUARANTEES. Except as set forth in Schedule 5.32, there are no persons, firms, associations, corporations, limited liability companies, partnerships, limited liability partnerships or other business organizations holding general or special powers of attorney or guarantees from Sellers.

      5.33 ACCURACY OF BOOKS AND RECORDS. The books and records, financial and otherwise, of Sellers accurately set out and disclose the financial position of Sellers in all material respects and all transactions of Sellers relating to the Purchased Assets and Assumed Liabilities have been accurately recorded in such books and records.

                                  ARTICLE VI.

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PBYP

      Buyer and PBYP hereby, jointly and severally, represent and warrant to Sellers and Stockholders as follows:

      6.01 ORGANIZATION AND GOOD STANDING. Buyer and PBYP are corporations, duly organized, validly existing and in good standing under the laws of the State of Texas and have the corporate power to own their respective properties and to carry on their businesses as now conducted. Buyer, as of Closing, will be duly qualified and licensed to do business in and in good standing in the State of Washington.

      6.02 AUTHORIZATION. Buyer and PBYP have the full corporate power to enter into this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements and the Warrant and to carry out their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements and the Warrant by Buyer and PBYP have been duly and effectively authorized and approved by all requisite corporate action of Buyer and PBYP and no other corporate acts or proceedings on the part of Buyer or PBYP are necessary to authorize this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements, and the Warrant or the transactions contemplated hereby or thereby. This Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements, and the Warrant constitute valid and legally binding obligations of Buyer and PBYP. No consent or approval by notice to or registrations with any governmental authorities is required on the part of Buyer or PBYP in connection with the execution and delivery of this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements and the Warrant or the consummation by Buyer or PBYP of the transactions contemplated by this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements and the Warrant. Except as disclosed herein, neither the execution and delivery of this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreements and the Warrant nor the consummation of the transactions contemplated hereby or thereby nor compliance by Buyer or PBYP with any of the provisions hereof or thereof will,
(i) result in the creation of any lien, security interest, charge or encumbrance upon the portion of the Escrow Amount to be placed in escrow pursuant to Section
4.02 hereof, the Promissory Note, the Collateral (except for liens in favor of the Banks) or the Warrant, under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement (whether oral or written) or other instrument or obligation to which Buyer is bound, or by which Buyer or any of its properties may be bound, or (ii) violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

                                 ARTICLE VII.

                      CONDITIONS TO AND EVENTS AT CLOSING

      The obligations of Buyer, PBYP, Sellers and Stockholders to consummate this Agreement and to effect the transactions contemplated hereby shall be subject to fulfillment on the Closing Date of each of the following express respective conditions precedent hereinafter stated in Sections 7.01 through 7.40:

AS TO BUYER AND PBYP:

      7.01 FINANCING COMMITMENT. Chemical Bank and Texas Commerce Bank, National Association shall have honored the terms and conditions of its financing commitment letter, a copy of which is attached hereto as Exhibit "C."

      7.02 POST OFFICE BOXES. Contemporaneous with the Closing, such authorized persons as shall be designated by Buyer, with respect to all post office boxes maintained by Sellers, if any, used for the purpose of account receivable collection as reflected in Schedule 5.27 hereto, shall be added or removed by Sellers as authorized persons or new post office boxes will be opened by Sellers as directed by Buyer.

      7.03 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of Stockholders and Sellers herein contained shall be true and complete in all material respects on and as of the Closing Date.

      7.04 PERFORMANCE OF COVENANTS. Stockholders and Sellers shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

      7.05 CERTIFICATE. The president of ACE, in his corporate capacity, shall have executed and delivered to Buyer a certificate dated the Closing Date, certifying, to the best of his knowledge, that the conditions set forth in Sections 7.03 and 7.04 of this Agreement have been fulfilled.

      7.06 PERMITS. Any and all permits and consents from any regulatory authority having jurisdiction required for the lawful consummation of the transactions contemplated hereby shall have been obtained.

      7.07 LEGAL OPINIONS. Buyer and PBYP shall have received the favorable opinion of Lane Powell Spears Lubersky, counsel for Stockholders and Sellers, dated as of the Closing Date, in the form of Exhibit "D" hereto and an opinion of Canadian counsel with respect to good standing and authority of Specialty in form and substance reasonably satisfactory to counsel for Buyer.

      7.08 REGULATORY AGENCY APPROVAL. The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Buyer, by and from all regulatory agencies and other governmental authorities and agencies whose order, consent, approval or clearance is required by law for the consummation of the transactions herein contemplated.

      7.09 EMPLOYMENT AGREEMENTS. Ronald S. Mayers and James A. Weisfield shall have executed and delivered those certain Employment Agreements in the forms of Exhibits "E" and "F" hereto.

      7.10 BILL OF SALE AND ASSIGNMENTS. Sellers shall have executed and delivered a bill of sale, substantially in the form of Exhibit "G" hereto and such assignments and other instruments of transfer with respect to the personal property, real and personal property leases, motor vehicles, bids, quotes, contracts and commitments included within the Purchased Assets, and with respect to ACE's rights concerning Mexican customs duties, in the form previously agreed to by the parties.

      7.11 RESOLUTIONS. Sellers and Stockholders shall have delivered to Buyer certified copies of resolutions of the board of directors and stockholders of Sellers authorizing the transactions contemplated herein.

      7.12 WARRANTY DEED/TITLE POLICIES/LEASES. Affiliates of Sellers shall have executed and delivered to Buyer warranty deeds relating to the ACE Facility located in Chicago, substantially in the form of Exhibit "H" hereto, and to an undivided fifty-one percent (51%) interest in the Los Angeles ACE Facility substantially in the form of Exhibit "I" hereto, and shall have delivered to Buyer, at Sellers' cost, an Owner's Policy of title insurance written by a title insurance company acceptable to Buyer on ALTA Form (10-17-92), which title insurance policies shall contain ALTA zoning endorsements, access endorsements and an endorsement eliminating any exceptions in the policy pertaining to matters that would be disclosed by a survey. Sellers and/or Stockholders and/or their Affiliates shall have also executed and delivered to Buyer a lease with respect to the Los Angeles ACE Facility in the form of Exhibit "J" attached hereto and a lease with respect to the Bellevue ACE Facility in the form of Exhibit "K" hereto. Seller's Affiliates shall have executed and delivered such documents as may be reasonably requested by Chemical Bank and Texas Commerce Bank, National Association, to subject Sellers' Affiliates undivided forty-nine percent (49%) interest in the Los Angeles ACE Facility to a Deed of Trust to support Buyer's financing of this transaction.

      7.13 SURVEYS. Sellers shall have delivered to Buyer, at Sellers' cost, surveys with respect to the Los Angeles and Chicago ACE Facilities prepared by a registered land surveyor licensed in the states of California and Illinois, complying with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (Urban) (1992) including items 1-4, 6, 7(a), 7(c), 8-11 (less underground), and 13 of Table A thereof. Buyer acknowledges receipt of the foregoing survey for the Los Angeles ACE Facility and the full satisfaction of this condition as to the Los Angeles ACE Facility survey.

      7.14 ENVIRONMENTAL SURVEYS. Sellers shall have delivered to Buyer, at Sellers' cost, Phase I and Phase II environmental assessments with respect to the Chicago, Illinois ACE Facility and a Phase I environmental assessment with respect to the ACE Facility located at 1855 Industrial Street, Los Angeles, California. Buyer acknowledges receipt of the foregoing environmental assessments and the full satisfaction of this condition.

      7.15 ESTOPPEL CERTIFICATES. Sellers shall have delivered to Buyer, at Sellers' cost, estoppel certificates from the lessor of the Bellevue, Washington ACE Facility, in a form satisfactory to Buyer and its counsel.

      7.16 PUYALLUP AGREEMENT. ACE shall have executed and delivered to Buyer that certain Puyallup Agreement in the form of Exhibit "L" hereto, whereby ACE, Buyer and PBYP will agree to the terms and conditions of the purchases to be made by ACE from Buyer and/or PBYP subsequent to the Closing with respect to ACE's Puyallup Division.

      7.17 ESCROW AGREEMENT. Sellers and Stockholders shall have executed and delivered to Buyer that certain Escrow Agreement in the form of Exhibit "B" hereto, relative to the disposition of the Escrow Amount described in Section
4.02 hereto.

      7.18 RESTRICTIVE COVENANTS. Sellers, Stockholders, James A. Weisfield and Saul Gamoran shall have executed and delivered to Buyer and PBYP those certain Restrictive Covenants Agreements in the form of Exhibit "M" hereto, whereby Sellers, Stockholders, James A. Weisfield and Saul Gamoran will agree that they will not compete with Buyer or PBYP for a period of five (5) years in accordance with the terms set forth therein.

      7.19 DELIVERY OF CERTAIN CONSENTS. Sellers shall have delivered consents with respect to the contracts and agreements listed in Schedule 1.04, in substantially the form of or having the same effect as Exhibit "S" hereto.

      7.20 ESCROW AGREEMENT AMENDMENT. Sellers shall have caused Renaissance Strategies, Ltd. and The Commerce Bank of Washington, N.A. to have executed and delivered to PBYP the amendment to the Escrow Agreement among PBYP, Renaissance Strategies, Ltd. and The Commerce Bank of Washington, N.A. dated March 11, 1996, in the form of Exhibit "N" attached hereto.

      7.21 AUDITED STATEMENTS. Sellers shall have delivered to Buyer audits by Coopers & Lybrand LLP for the years ended December 31, 1993, 1994 and 1995 of the financial statements of ACE and its subsidiaries, and, if such financial statements, including the footnotes, differ from the drafts heretofore delivered to Buyer by Sellers, such differences shall not describe a material adverse condition that is unacceptable to Buyer. If Buyer does not notify Seller in writing of any such unacceptable condition within five (5) business days after delivery to Buyer by Seller of the above-described financial statements then this condition 7.21 shall be deemed satisfied.

      7.21A LETTER OF CREDIT. Sellers shall not have posted and shall not be in breach of the $1.9 million letter of credit provisions of the Warner Bros. license agreement with ACE related to Space Jam so as not to cause a cash impediment to the financing of this transaction.

      7.22 CO-TENANCY AGREEMENT. Affiliates of Sellers shall have executed and delivered to Buyer a Co-Tenancy Agreement in the form of Exhibit "P" attached hereto.

AS TO SELLERS AND STOCKHOLDERS:

      7.23 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of Buyer and PBYP herein contained shall be true and complete in all material respects on and as of the Closing Date.

      7.24 PERFORMANCE OF COVENANTS. Buyer and PBYP shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them prior to the Closing Date.

      7.25 CERTIFICATE. The President of Buyer and PBYP, in his corporate capacity, shall have delivered to Sellers a certificate executed by him, dated the Closing Date, certifying that, to the best of his knowledge, the conditions set forth in Sections 7.23 and 7.24 hereto have been fulfilled.

      7.26 DELIVERY OF PURCHASE PRICE. Buyer shall have paid to or on behalf of Sellers and the Escrow Agent the Purchase Price as provided in Section 4.02 hereof.

      7.27 PERMITS. Any and all permits and consents from any regulatory authority having jurisdiction required for the lawful consummation of the transactions contemplated hereby shall have been obtained.

      7.28 LEGAL OPINIONS. Sellers and Stockholders shall have received the favorable opinion of Klenda, Mitchell, Austerman & Zuercher, L.L.C., counsel for Buyer and PBYP, dated as of the Closing Date, in the form of Exhibit "O" hereto.

      7.29 REGULATORY AGENCY APPROVAL. The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Sellers, by and from all regulatory agencies and other governmental authorities and agencies whose order, consent, approval or clearance is required by law for the consummation of the transactions herein contemplated.

      7.30 EMPLOYMENT AGREEMENTS. Buyer shall have executed and delivered those certain Employment Agreements with Ronald S. Mayers and James A. Weisfield in the forms of Exhibits "E" and "F" hereto.

      7.31 RESOLUTIONS. Buyer and PBYP shall have delivered to Sellers certified copies of resolutions of the board of directors of Buyer and PBYP authorizing the transactions contemplated herein.

      7.32 PUYALLUP AGREEMENT. Buyer shall have executed and delivered to ACE that certain Puyallup Agreement in the form of Exhibit "L" hereto, whereby ACE and Buyer will agree to the terms and conditions of the purchases to be made by ACE from Buyer and PBYP subsequent to the Closing with respect to ACE's Puyallup Division.

      7.33 ESCROW AGREEMENT. Buyer and PBYP shall have executed and delivered to Sellers and Stockholders that certain Escrow Agreement in the form of Exhibit "B" hereto, relative to the disposition of the Escrow Amount described in
Section 4.02 hereto.

      7.34 DELIVERY OF CERTAIN CONSENTS. Except to the extent waived by Buyer, Sellers shall have delivered consents with respect to the contracts and agreements listed in Schedule 1.04 in substantially the form of or having the same effect as Exhibit "S" hereto.

      7.35 REAL PROPERTY LEASES. Buyer shall have executed and delivered to Sellers and/or Stockholders a lease with respect to the Los Angeles ACE Facility in the form of Exhibit "J" attached hereto and a sublease with respect to the Bellevue ACE Facility in the form of Exhibit "K" attached hereto.

      7.36 CO-TENANCY AGREEMENT. Buyer shall have executed and delivered to Sellers and Stockholders a Co-Tenancy Agreement in the form of Exhibit "P" attached hereto.

      7.37 PROMISSORY NOTE. PBYP shall have executed and delivered to Sellers the Promissory Note in the form of Exhibit "A" attached hereto.

      7.38 ASSIGNMENT AND ASSUMPTION AGREEMENT. Buyer and PBYP shall have executed and delivered to Sellers the Assignment and Assumption Agreement in the form of Exhibit "Q" attached hereto.

      7.39 WARRANTS. PBYP shall have executed and delivered to Sellers the Warrant to Purchase Common Stock in the form of Exhibit "R" attached hereto.

      7.40 FINANCING COMMITMENT. Buyer and PBYP shall have used their best efforts to obtain the financing necessary to consummate this transaction from Chemical Bank and Texas Commerce Bank, National Association.

                                 ARTICLE VIII.

                  INDEMNIFICATION BY SELLERS AND STOCKHOLDERS

      8.01 GENERAL INDEMNIFICATION. Subject to the provisions of this ARTICLE VIII (including the limitations hereinafter set forth), by adoption of this Agreement, Sellers and Stockholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, directors, employees, representatives, subsidiaries, affiliates and parent corporations
("Indemnitees") against and in respect of:

      A) Any and all loss, liability, cost, expense and damage arising in connection with, relating to or resulting from (i) any misrepresentation, breach, nonperformance or inaccuracy of any representation, indemnity or warranty, including any warranty contained in ARTICLE V, by
            Sellers or Stockholders, in this Agreement or the schedules hereto (but excluding any Exhibits), (ii) any Excluded Liability other than the Excluded Liability described in Section 2.02(N) or any Excluded Liability described in Section 9.01(A)(iii), (iii) breach by Sellers or Stockholders of any covenant by Sellers or Stockholders made or contained in this Agreement or the Schedules hereto (but excluding any exhibits), (iv) matters relating to or resulting from claims seeking return, replacement and/or repair of products pursuant to any warranties, express or implied, and which involve misrepresentation, fraud or similar wrongful acts of Sellers or Stockholders, (v) the failure of Sellers' Chicago Vice President of Sales to pay in a timely manner his note to Sellers, and (vi) the sale of Sellers' Specialty Manufacturing pull tab division; and

      B) Any and all damages, costs, expenses (including settlement payments made as provided in this Agreement and all reasonable legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto), actions, suits, proceedings, claims, demands, assessments, judgments, incident to or arising in connection with, relating to or resulting from any breach, misrepresentation, nonperformance or inaccuracy described in Subparagraph (A) of this Section 8.01.

Notwithstanding anything to the contrary in this Agreement, including with respect to the joint and several liability otherwise provided herein, each of Karen Gamoran and Beth Weisfield shall have liability under this Agreement only to the extent of (i) the amount determined by multiplying their respective ownership percentages of the issued and outstanding stock of ACE by the sum of the Cash Purchase Price plus the amount of any payments made by PBYP under the Promissory Note less the amount of the liabilities set forth in Schedule 2.02(B); plus (ii) the value of any gifts in excess of Ten Thousand Dollars ($10,000.00) received, directly or indirectly, from their parents for a period of two (2) years from and after the Closing Date.

      8.02 LIMITATION. Indemnitees shall be entitled to indemnification pursuant to this Article VIII only if written notice of a claim of indemnification is given to the Sellers and Stockholders within five (5) years from the Closing Date for claims with respect to environmental matters, "product liability" claims and liabilities for Sellers' taxes arising prior to the Closing Date, and within two years from the Closing Date with respect to all other claims. All rights and remedies, including the right of indemnification under this Article VIII of Buyer as set forth in this Agreement, shall survive the Closing for the period set forth in Section 10.01.

      8.03 INDEMNIFICATION NOTICE. No claim, demand, suit or cause of action shall be brought against Sellers or Stockholders hereunder unless Buyer shall have given Sellers or Stockholders prior written notice of the existence of any such claim, demand, suit or cause of action or commencement of any environmental corrective actions or other corrective actions related to Sellers' noncompliance, if any, with applicable laws; provided, however, that upon the giving of such notice, Buyer, Stockholders, and Sellers or any of them, shall have the right to commence legal proceedings for the enforcement of their respective rights as contained herein; and, provided, further, that the failure of Buyer to provide such notice promptly shall not relieve Sellers or Stockholders of their respective obligations hereunder, except to the extent that such failure actually prejudices Sellers or Stockholders. Upon receipt of such notice, Sellers and Stockholders shall have the right, at their expense, to resolve, settle or defend against any such third-party claims, demands, suits, causes of action or corrective actions. Buyer shall not have the right to seek payment from Sellers or Stockholders unless they have failed to resolve, settle, bond, defend against or pay such third-party claims in a timely manner.

      If a third party commences any action or proceeding against an Indemnitee relating to any of the matters subject to indemnification under this Agreement, the Indemnitee shall notify the Sellers and Stockholders of this action or proceeding, the amount claimed, and the basis for the claim within ten (10) days after the Indemnitee receives written notice of the commencement of the action or the proceeding or otherwise becomes aware of it. Sellers and Stockholders and their designated counsel shall be informed of and consulted in connection with all material developments related to the prosecution or defense of the claim. The parties hereto shall cooperate in the defense of the claim and shall furnish all records, information, and testimony and attend all conferences, discovery proceedings, hearings, trials, and appeals as may be requested in connection therewith. An Indemnitee shall make no settlement of any claim or litigation which would give rise to liability on the part of Sellers and Stockholders without the written consent of Sellers and Stockholders, which consent shall not be unreasonably withheld or delayed. If a firm offer is made to settle a claim or litigation and Sellers and Stockholders desire to accept and agree to it, but the Indemnitee elects not to accept or agree to the settlement, the Indemnitee may continue to contest or defend the claim or litigation; provided, however, the total maximum liability of Sellers and Stockholders to indemnify or otherwise reimburse the Indemnitee in accordance with this Agreement with respect to the claim or litigation shall be limited to and shall not exceed the amount of the settlement offer rejected by such Indemnitee, plus reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, to the date of notice that Sellers and Stockholders desire to accept the settlement.

      In the event of any claim by Buyer against Sellers or Stockholders for a matter not relating to a third party, Sellers and Stockholders shall be given the opportunity to correct, repair or remedy the misrepresentation, breach, nonperformance or inaccuracy before being required to indemnify Buyer as set forth herein.

      Notwithstanding anything in this Agreement to the contrary, except with respect to the matters described in Section 8.01(A)(v) and 8.01(A)(vi), Buyer shall have no claim or demand against Sellers or Stockholders under or in connection with this Agreement, including, without limitation, for indemnification under this ARTICLE VIII, unless and until the aggregate amount of such claims and demands (excluding any claims with respect to matters described in Section 8.01(A)(v) and 8.01(A)(vi)) shall exceed Three Hundred Twenty-Five Thousand Dollars ($325,000.00), and, then, only to the extent of such excess; provided, however, that the Three Hundred Twenty-Five Thousand Dollar ($325,000.00) threshold shall be reduced by the amount of any indemnification payment made by Buyer to Sellers or Stockholders pursuant to
Section 9.01(A)(iii).

      Notwithstanding anything to the contrary in this Agreement, if a claim or demand is subject to indemnification threshold set forth in the immediately preceding paragraph of this Section 8.01 or Buyer's Seventy-Five Thousand Dollar ($75,000.00) indemnification requirement pursuant to Section 9.01(A)(iii), Sellers and Stockholders shall designate to Buyer which of those sections shall apply to the claims or demand.

      8.04 REMEDIES CUMULATIVE. Subject to the penultimate paragraph of Section 8.03, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

      8.05 COOPERATIVE DEFENSE. Buyer and PBYP shall allow Sellers and Stockholders to pursue, at their expense, all affirmative claims, defenses and actions against third parties and to utilize (i) all insurance coverage and (ii) tax benefits in excess of One Hundred Thousand Dollars ($100,000.00), which may exist and then be available with respect to any action, claim or demand which may give rise to a claim for indemnification under this ARTICLE VIII. At the written request of Sellers or Stockholders, Buyer and PBYP will commence and pursue at the sole expense of Sellers and Stockholders, litigation or other action against any insurer of Buyer or PBYP or against any third party against which Buyer or PBYP has a right of contribution or indemnification, with respect to any claims arising out of or relating to the matters provided for in this
ARTICLE VIII. Buyer and PBYP shall also use their best efforts and reasonably cooperate with the Sellers and Stockholders, at their expense, after the Closing in the investigation and defense of any claim or action against Sellers or Stockholders predicated in whole or in part upon any matter provided for in this
ARTICLE VIII and shall, to the greatest extent possible, mitigate any damages including, without limitation, remediation of environmental matters and sale of unlicensed products. If Sellers' Chicago Vice President of Sales fails to timely pay his note, and Sellers and Stockholders are required to indemnify Buyer under
Section 8.01(A)(v) by reason thereof, then Buyer and PBYP shall reassign without recourse that note to Sellers. Neither Buyer nor PBYP, nor any assignee of Buyer or PBYP shall amend, modify or extend such note without the prior written consent of ACE.

                                  ARTICLE IX.

                       INDEMNIFICATION BY BUYER AND PBYP

      9.01 GENERAL PROVISIONS. By adoption of this Agreement, Buyer and PBYP, jointly and severally, agree to defend and indemnify Stockholders and Sellers, and their officers, directors, employees, representatives, subsidiaries, affiliates and parent corporations, and hold them harmless against and in respect of:

      A)    Any and all loss, liability, cost, expense or damage resulting from
            (i) any misrepresentation, breach, nonperformance or inaccuracy of any representation, indemnity, warranty, or any covenant by Buyer or PBYP made or contained in this Agreement or the Schedules hereto (but excluding any Exhibits hereto), (ii) any Assumed Liabilities,
            (iii) any Excluded Liabilities to the extent any claim or liability with respect to such Excluded Liabilities is made against Sellers or Stockholders, up to a maximum of Seventy-Five Thousand Dollars ($75,000.00) in the aggregate and (iv) Buyer's or PBYP's use, ownership or operation of the Purchased Assets or the conduct of the Business after the Closing Date, including, without limitation, liabilities which relate to products sold or services performed by Buyer or PBYP after the Closing Date; and

      B) Any and all damages, costs, expenses (including settlement payments made as provided in this Agreement and all legal and accounting fees, other professional expenses and all filing fees, and collection costs incident thereto), actions, suits, proceedings, claims, demands, assessments and judgments, incident to or arising as a result of any breach, misrepresentation, nonperformance or inaccuracy described in Subparagraph (A) of this Section 9.01.

      Any amounts paid by Buyer or PBYP to Sellers or Stockholders pursuant to
Section 9.01(A)(iii), shall reduce the aggregate claim threshold amount in the penultimate paragraph of Section 8.03 as provided therein.

      9.02 INDEMNIFICATION NOTICE. No claim, demand, suit or cause of action shall be brought against Buyer or PBYP hereunder unless the Sellers or Stockholders shall have given Buyer or PBYP prior written notice of the existence of any such claim, demand, suit or cause of action or commencement of any environmental corrective actions, other than corrective actions related to Buyer's noncompliance, if any, with applicable laws; provided, however, that upon the giving of such notice, Buyer, Stockholders and Sellers or any of them, shall have the right to commence legal proceedings for the enforcement of their respective rights as contained herein; and, provided, further, that the failure of Sellers or Stockholders to provide such notice promptly shall not relieve Buyer or PBYP of its obligations hereunder, except to the extent that such failure actually prejudices Buyer.

      9.03 DEFENSE OF THIRD-PARTY LITIGATION. In the event that a claim for potential indemnity for damages against Buyer or PBYP hereunder pertains to an action involving a third party, Sellers or Stockholders shall give Buyer and PBYP prompt written notice thereof and such claim shall not be paid or settled by Sellers or Stockholders if Buyer or PBYP undertakes in good faith the defense thereof as hereinafter provided, unless (i) such claim has matured by court judgment or decree, and no appeal has been taken therefrom and no proper appeal bond is posted by Buyer or PBYP, or (ii) failure by Sellers or Stockholders to make payment would result in the foreclosure of a lien upon any of the properties or assets then held by Sellers or Stockholders, or an order enjoining or restraining Sellers or Stockholders, temporarily or permanently, from the operation of their respective businesses in the normal course, or would constitute a default in a lease, loan agreement or other contract of any nature whatsoever except a contract which is the subject of the dispute. If Buyer or PBYP assumes the responsibility for defending any contested action involving a third party in accordance with the terms of this Section, Sellers or Stockholders shall each cooperate fully to make available to Buyer or PBYP all pertinent information under their control. Buyer, PBYP, Stockholders and Sellers shall cooperate with each other in resolving or attempting to resolve any such actions, and shall permit each other access to their books and records, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom.

      9.04 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                                  ARTICLE X.

                                 MISCELLANEOUS

      10.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer, PBYP, Stockholders and Sellers contained in Articles V and VI of this Agreement or contained in any agreement, certificate or other document delivered to or given pursuant to this Agreement (other than the indemnity obligations set forth in Articles VIII and IX) shall survive until the second anniversary of the Closing Date, except for representations and warranties with regard to environmental matters, "product liability" claims and liabilities for Sellers' taxes arising prior to the Closing Date which shall survive until the fifth anniversary of the Closing Date, and thereafter no such representation or warranty with respect to any such matter shall any longer be of any force or effect and, notwithstanding any investigation (including any environmental report) made by or on behalf of Buyer, PBYP, Stockholders or Sellers, as the case may be. Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers' and Stockholders' indemnity obligations as set forth in ARTICLE VIII or any other obligations under this Agreement extend to any claim brought by Buyer or PBYP against Sellers or Stockholders, at any time after the fifth anniversary of the Closing Date for environmental matters, "product liability" claims and liabilities for Sellers' taxes arising prior to the Closing Date; and at any time after the second anniversary of the Closing Date for any other claims arising out of this Agreement.

      10.02 ACCESS TO RECORDS. From and after the Closing and subject to Section 1.02(B), Buyer and PBYP agree that they will retain accounting and tax records of Sellers, relating to fiscal years prior to Closing, for a period which shall be for no less than the period then required by law. In turn, Sellers and Stockholders shall retain those records constituting "Excluded Assets," as provided in Section 1.02(B), for a period which shall be no less than the period required by law. Upon the written request of any party to this Agreement, Buyer, PBYP, Sellers, and/or Stockholders, as the case may be, shall permit the requesting party or their agents to inspect and make copies of such records, at the requesting party's expense and during normal business hours, for the purposes of tax return preparation, financial statement closing, response to tax audit inquiries of the IRS and any state and local tax authorities and other proper business purposes. The parties will each also furnish reasonable assistance of their respective personnel in connection therewith. If any party so requests, within sixty (60) days prior to the time of proposed destruction of any records according to the respective records retention policy of any other party, the party holding same will turn over such records to the requesting party.

      10.03 COVENANT TO MAINTAIN INSURANCE. Sellers shall at their cost obtain and maintain in effect a tail insurance policy insuring against product liability and the other Excluded Liabilities set forth in Sections 2.02 (G) and
(H) for three years following the Closing Date or such longer period as may be mutually agreed upon by the parties hereto. Certificates and executed copies of such insurance shall be submitted to Buyer at the Closing. The certificates shall certify that no alteration, modification or termination of such coverage shall be effective without at least thirty (30) days' prior notice to Buyer. Notwithstanding Sellers' obligation to obtain tail insurance, Buyer shall, upon demand, reimburse Sellers for fifty percent (50%) of the premiums for such insurance up to a maximum of Forty Thousand Dollars ($40,000.00).

      10.04 BROKER FOR SELLERS AND STOCKHOLDERS. Sellers and Stockholders represent and warrant that other than fees to Barrington Associates, which are the responsibility and shall be paid by Sellers and Stockholders, no person, firm or corporation has acted in the capacity of broker or finder on their behalf to bring about the negotiation or consummation of this Agreement, and Sellers and Stockholders agree to indemnify and hold harmless Buyer against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of Sellers or Stockholders.

      10.05 BROKER FOR BUYER. Buyer and PBYP represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation or consummation of this Agreement, and agree to indemnify and hold Sellers or Stockholders harmless against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of Buyer or PBYP.

      10.06 NOTICES. Any notices or other communications required or permitted to be given hereunder (including, by way of illustration and not limitation, any notice permitted or required under ARTICLES VIII and IX hereof) to Buyer, PBYP, Stockholders or Sellers shall be sufficient if in writing and deemed to have been duly given and received (i) if delivered by hand or telecopy on the date of such delivery; (ii) if by overnight courier on the day of such scheduled arrival, and (iii) if mailed by registered or certified mail with postage prepaid three business days following deposit in the United States mail, addressed as follows:

      If to Buyer or PBYP:          PLAY BY PLAY TOYS & NOVELTIES, INC.
                                    4400 Tejasco
                                    San Antonio, TX 78218
                                    ATTN:  Mark A. Gawlik, President

      With a copy to:               KLENDA, MITCHELL, AUSTERMAN
                                     & ZUERCHER, L.L.C.
                                    1600 Epic Center
                                    301 North Main Street
                                    Wichita, KS  67202-4888
                                    ATTN:  L. D. Klenda, Esq.

      If to Sellers:                ACE NOVELTY CO., INC.
                                    13434 N.E. 16th Street
                                    Bellevue, WA 98005
                                    ATTN:  Ronald S. Mayers, President

      If to Stockholders:           Benjamin and Lois Mayers
                                    3019 60th Ave. SE
                                    Mercer Island, WA  98040

                                    Ronald S. Mayers
                                    4210 134th N.E.
                                    Bellevue, WA  98005

                                    Karen Gamoran
                                    8100 Evergreen Lane
                                    Mercer Island, WA  98040

                                    Beth Weisfield
                                    6021 SE 22nd Street
                                    Mercer Island, WA  98040

      With a copy if to             LANE POWELL SPEARS LUBERSKY
      Sellers or Stockholders to:   1420 Fifth Ave., Suite 4100
                                    Seattle, WA 98101-2338
                                    ATTN:  Michael E. Morgan, Esq.

or such substituted address as any party shall have given notice to the other in writing.

      10.07 AMENDMENT. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed in the same manner as this Agreement and making specific reference thereto.

      10.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument and this Agreement may be executed by facsimile.

      10.09 BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that nothing contained in this Agreement shall confer upon any other person not a party to this Agreement any rights or remedies hereunder. This is not a third-party beneficiary contract. In particular, without limitation, it is not the intention of the parties that this Agreement be a contract of which any governmental entity is a third-party beneficiary. No one shall be entitled to enforce any provision of this Agreement except the parties hereto, their successors and assigns.

      10.10 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

      10.11 WAIVERS. The parties may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereof, (ii) waive any inaccuracies in the representations contained in this Agreement, (iii) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (iv) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waivers or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with, respect to, any subsequent or other failure.

      10.12 HEADINGS AND DEFINITIONS. The headings in the sections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligation of the parties.

      10.13 SCHEDULES AND EXHIBITS. The Schedules and Exhibits hereto form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof.

      10.14 EXPENSES. Each of the parties shall be responsible for their own legal, accounting and other professional fees and expenses incurred by them in connection with the negotiation, execution or performance of this Agreement.

      10.15 ENTIRE AGREEMENT; LAW GOVERNING. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in any Schedule or Exhibit delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed and construed and interpreted according the laws of the State of Colorado, except as otherwise expressly provided in this Agreement or in a Schedule or Exhibit hereto. Venue of any action arising out of this Agreement shall be had first in the Federal District Court for the District of Colorado, and absent jurisdiction in that Court, in the State District Court, Second District, Denver County, Colorado. The parties consent to the jurisdiction of such Courts, agree not to commence suit in any other jurisdiction, unless it is for the purpose of obtaining injunctive relief for the purposes of prohibiting or limiting any activity or actions which a party has covenanted not to conduct or condone, and agree that if suit be brought in any other jurisdiction, the same shall be removed promptly to either such Court, as the case may be.

      IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer, PBYP, Sellers and Stockholders as of and on the date first above written.

                                   ACE NOVELTY ACQUISITION CO., INC.

                                   By /s/ MARK A. GAWLIK
                                   Mark A. Gawlik, President
                                   "Buyer"


                                   PLAY BY PLAY TOYS & NOVELTIES, INC.

                                   By /s/ MARK A. GAWLIK
                                   Mark A. Gawlik, President
                                   "PBYP"


                                   ACE NOVELTY CO., INC.

                                   By /s/ RONALD S. MAYERS
                                   Ronald S. Mayers, President


                                   SPECIALTY MANUFACTURING LTD.

                                   By /s/ BENJAMIN H. MAYERS
                                   Benjamin H. Mayers, President


                                   ACME ACQUISITION CORP.

                                   By /s/ RONALD S. MAYERS
                                   Ronald S. Mayers, President
                                   "Sellers"


/s/ BENJAMIN H. MAYERS             /s/ LOIS E. MAYERS

/s/ RONALD S. MAYERS               /s/ KAREN GAMORAN

/s/ BETH WEISFIELD                    "Stockholders"



                                   ACE/PBYP

                                  EXHIBIT LIST

Exhibit A         Promissory Note

Exhibit B         Escrow Agreement

Exhibit C         Chemical Bank Commitment

Exhibit D         LPSL Opinion

Exhibit E         Employment Agreement (Mayers)

Exhibit F         Employment Agreement (Weisfield)

Exhibit G         Bill of Sale

Exhibit H         Chicago Warranty Deed

Exhibit I         LA Warranty Deed

Exhibit J         LA Lease

Exhibit K         Bellevue Sublease

Exhibit L         Puyallup Agreement

Exhibit M         Restrictive Covenants Agreements

Exhibit N         Amendment to Commerce Bank Escrow Agreement

Exhibit O         Klenda Mitchell Opinion

Exhibit P         Co-Tenancy Agreement

Exhibit Q         Assignment and Assumption Agreement

Exhibit R         Stock Warrant

Exhibit S         License Consent